EXHIBIT 2.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

AMONG

LS POWER PARTNERS, L.P.,

LS POWER ASSOCIATES, L.P.,

LS POWER EQUITY PARTNERS, L.P.,

LS POWER EQUITY PARTNERS PIE I, L.P.,

LSP GEN INVESTORS, L.P.,

PORT RIVER, LLC,

VALLEY ROAD, LLC,

DOS RIOS, LLC,

DYNEGY INC.,

DYNEGY GEN FINANCE CO, LLC,

SOUTHWEST POWER PARTNERS, LLC,

RIVERSIDE GENERATION, INC.,

DYNEGY RENAISSANCE POWER, INC.,

BLUEGRASS GENERATION, INC.,

DYNEGY MIDWEST GENERATION, INC.,

RRP COMPANY,

DYNEGY POWER SERVICES, INC.,

AND

DYNEGY FALCON HOLDINGS INC.

  August 9, 2009

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Exhibit 2.1

3.           TABLE OF CONTENTS

ARTICLE I DEFINITIONS

SECTION 1.1 Definitions
SECTION 1.2 Rules of Interpretation

ARTICLE II ACQUISITION OF LLC INTERESTS

SECTION 2.1 Acquisition
SECTION 2.2 Consideration
SECTION 2.3 Conversion of Class B Common Stock.
SECTION 2.4 Purchase Price Adjustment
SECTION 2.5 Allocation of Consideration
SECTION 2.6 Tax Treatment
SECTION 2.7 Withholding

ARTICLE III THE CLOSING

SECTION 3.1 Time and Place of Closing
SECTION 3.2 Deliveries by the Seller Parent and the Sellers
SECTION 3.3 Deliveries by the Buyers

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER PARENT AND THE SELLERS

SECTION 4.1 Organization; Qualification
SECTION 4.2 Authority Relative to this Agreement
SECTION 4.3 Consents and Approvals; No Violation
SECTION 4.4 Capitalization; Membership Interests; Capital Spares, Emissions Allowances and Inventory Items
SECTION 4.5 Reports and Financial Statements.
SECTION 4.6 Absence of Undisclosed Liabilities
SECTION 4.7 Absence of Certain Changes or Events
SECTION 4.8 Title to Personal Property
SECTION 4.9 Real Property
SECTION 4.10 Leasehold Interests
SECTION 4.11 Insurance
SECTION 4.12 Environmental Matters
SECTION 4.13 Labor and Employment Matters
SECTION 4.14 Certain Contracts and Arrangements
SECTION 4.15 Legal Proceedings, etc
SECTION 4.16 Compliance with Laws
SECTION 4.17 Permits
SECTION 4.18 Regulatory Matters
SECTION 4.19 Taxes
SECTION 4.20 Affiliate Transactions
SECTION 4.21 Developmental Rights
SECTION 4.22 Brokers' Fee
SECTION 4.23 IRB

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYERS

SECTION 5.1 Organization
SECTION 5.2 Authority Relative to this Agreement
SECTION 5.3 Consents and Approvals; No Violation
SECTION 5.4 Title
SECTION 5.5 Approvals; Availability of Funds.
SECTION 5.6 Acquisition for Investment; Due Diligence; Accredited Investor Status
SECTION 5.7 Brokers' Fee

ARTICLE VI COVENANTS OF THE PARTIES

SECTION 6.1 Conduct of Business of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and Sandy Creek Holdings
SECTION 6.2 Access to Information
SECTION 6.3 Further Assurances
SECTION 6.4 Public Statements
SECTION 6.5 Consents and Approvals
SECTION 6.6 Tax Matters
SECTION 6.7 Supplements to Disclosure Schedules
SECTION 6.8 No Implied Representations
SECTION 6.9 Casualty Event.
SECTION 6.10 Condemnation.
SECTION 6.11 Employee and Benefit Matters
SECTION 6.12 Use of Certain Names
SECTION 6.13 Financial Statements
SECTION 6.14 Assigned Contracts
SECTION 6.15 Transfer of Tilton Project
SECTION 6.16 Intercompany Arrangements
SECTION 6.17 Restricted Cash
SECTION 6.18 Capital Spares, Emissions Allowances and Inventory Items
SECTION 6.19 Insurance
SECTION 6.20 Sandy Creek Credit Support Payment
SECTION 6.21 Transition Services

ARTICLE VII CLOSING CONDITIONS

SECTION 7.1 Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby
SECTION 7.2 Conditions to Obligations of the Buyers
SECTION 7.3 Conditions to Obligations of the Seller Parent and the Sellers

ARTICLE VIII

SECTION 8.1 Indemnification By the Seller Parent and the Sellers
SECTION 8.2 Indemnification By the Buyers.
SECTION 8.3 Indemnification Procedures
SECTION 8.4 Limitations on Indemnification
SECTION 8.5 Mitigation; Cooperation
SECTION 8.6 Exclusivity of Indemnification Remedy
SECTION 8.7 Characterization of Indemnification Payment

ARTICLE IX TERMINATION

SECTION 9.1 Termination
SECTION 9.2 Procedure and Effect of Termination

ARTICLE X MISCELLANEOUS PROVISIONS

SECTION 10.1 Amendment and Modification
SECTION 10.2 Waiver of Compliance; Consents
SECTION 10.3 Notices
SECTION 10.4 Assignment
SECTION 10.5 Governing Law; Consent to Jurisdiction and Service of Process; Waiver of Jury Trial
SECTION 10.6 Counterparts
SECTION 10.7 Interpretation
SECTION 10.8 Third Party Beneficiaries
SECTION 10.9 Specific Performance
SECTION 10.10 Fees and Expenses
SECTION 10.11 Severability
SECTION 10.12 Entire Agreement

Exhibits

Exhibit A                      Form of Senior Notes Registration Rights Agreement
Exhibit B                      Purchase Price Allocation Methodologies
Exhibit C                      Form of Sandy Creek Agreement
Exhibit D                      Property Tax Allocation

Seller Disclosure Schedules

Section 1.1(11)	Assigned Contracts
Section 1.1(69)	Excluded Liabilities
Section 1.1(106)	IRB Contracts
Section 1.1(118)	Net Working Capital Methodologies
Section 1.1(126)	Permitted Encumbrances
Section 1.1(176)	Sellers’ Knowledge
Section 1.1(179)	Specified Liabilities
Section 4.3(a)	No Violation
Section 4.3(b)	Seller Required Regulatory Approvals
Section 4.3(c)	Third Party Consents
Section 4.4(a)	Capitalization
Section 4.4(b)	Subsidiaries
Section 4.4(c)	Capital Spares, Emissions Allowances, Inventory Items
Section 4.5	Financial Statements
Section 4.6	Liabilities
Section 4.7	Certain Changes or Events
Section 4.8	Personal Property
Section 4.9	Real Property
Section 4.10	Leasehold Interests
Section 4.11	Insurance
Section 4.12	Environmental Matters
Section 4.13(a)(i)	Project Employees
Section 4.13(a)(ii)	Third Party Vendor Contracts
Section 4.13(b)	Other Labor Matters
Section 4.14	Material Contracts
Section 4.15	Legal Proceedings
Section 4.17	Permits
Section 4.18	Regulatory Matters
Section 4.19	Taxes
Section 4.20	Affiliate Transactions
Section 4.21	Developmental Rights
Section 4.23	Rights Under IRB Bonds and IRB Contracts
Section 6.1(a)	Certain Actions
Section 6.1(b)	Conduct of Business
Section 6.5(b)	Credit Facilities
Section 6.11(a)	Tilton Union Matters
Section 6.11(f)	Benefit Plans and Policies
Section 6.11(h)	Sellers’ Bonus Plans
Section 6.21	Transition Services
Section 7.1(d)	Final Orders
Section 7.2(f)	Indebtedness and Encumbrances
Section 7.2(i)	Third Party Consents

Buyer Disclosure Schedules

Section 5.3(b)	Buyer Required Regulatory Approvals
Section 5.5(b)	Availability of Funds
Section 6.1(c)	Sandy Creek Team

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Exhibit 2.1

 PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of August 9, 2009 (together with the Schedules and Exhibits hereto, this “Agreement”), among LS Power Partners, L.P., LS Power Associates, L.P., LS Power Equity Partners, L.P., LS Power Equity Partners PIE I, L.P. and LSP Gen Investors, L.P. (collectively, the “LS Power Shareholder Entities”), Port River, LLC (“LS Power Purchaser I”), Valley Road, LLC (“LS Power Purchaser II”), Dos Rios, LLC (“LS Power Sandy Creek”, and collectively with the LS Power Shareholder Entities, LS Power Purchaser I and LS Power Purchaser II, the “Buyers”), Dynegy Inc. (the “Seller Parent”), Dynegy Gen Finance Co, LLC, Southwest Power Partners, LLC, Riverside Generation, Inc., Dynegy Renaissance Power, Inc., Bluegrass Generation, Inc., Dynegy Midwest Generation, Inc., RRP Company, Dynegy Power Services, Inc. and Dynegy Falcon Holdings Inc. (collectively, the “Sellers”).

RECITALS

WHEREAS, the Sellers own 100% of the issued and outstanding limited liability company membership interests (the “Project Company LLC Interests”) in the Project Companies (as defined in Section 1.1 below);

WHEREAS, Dynegy Power Services, Inc. owns 50% of the issued and outstanding limited liability company interests of Sandy Creek Services, LLC (“Sandy Creek Services”) and Dynegy Falcon Holdings Inc. owns 100% of the issued and outstanding limited liability company interests of Dynegy Sandy Creek Holdings, LLC (“Dynegy Sandy Creek”) (such limited liability company interests in Dynegy Sandy Creek and Sandy Creek Services, the “Sandy Creek LLC Interests” and, together with the Project Company LLC Interests, the “LLC Interests”),  which owns 50% of the issued and outstanding limited liability company interests of Sandy Creek Holdings, LLC (“Sandy Creek Holdings”), which indirectly owns 100% of the limited partnership interests in Sandy Creek Energy Associates, L.P. (“Sandy Creek Energy Associates”), which in turn owns 63.87% of the Sandy Creek Project (as defined in Section 1.1 below);

WHEREAS, the Project Companies are engaged in the business of owning and operating the Operating Projects (as defined in Section 1.1 below);

WHEREAS, subject to the terms and conditions hereinafter set forth in this Agreement, LS Power Purchaser I, LS Power Purchaser II and LS Power Sandy Creek desire to purchase from the Sellers 100% of the LLC Interests, and the Sellers desire to sell to LS Power Purchaser I, LS Power Purchaser II and LS Power Sandy Creek 100% of the LLC Interests;

          WHEREAS, in accordance with the terms thereof, the Corporate Opportunity Agreement (as defined in Section 1.1 below) will terminate at and as of the Closing (as defined herein) of the transactions contemplated herein; and

WHEREAS, simultaneous with the execution of this Agreement, the Seller Parent and the LS Power Shareholder Entities have entered into the New Shareholder Agreement, and Dynegy Holdings, Inc. (“DHI”) and Adio Bond, LLC have entered into the Note Purchase Agreement relating to the issuance of the Senior Notes;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions.  As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

(1) “2009 Bonus Payment Date” shall have the meaning set forth in Section 6.11(h).

(2) “Accounting Firm” shall have the meaning set forth in Section 2.4(c).

(3) “Acquisition Date” means the respective date on which the Sellers, directly or indirectly, acquired an ownership interest in each of the Legacy Entities.

(4) “Action” shall have the meaning set forth in Section 4.15.

(5) “Affiliate” means a Person that directly, or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person; provided, that the parties agree that the Buyers, on the one hand, and the Seller Parent, the Sellers and their respective Subsidiaries, on the other hand, shall not be deemed Affiliated hereunder.

(6) “Affiliate Contract” shall have the meaning set forth in Section 4.20.

(7) “Agreement” shall have the meaning set forth in the preamble to this Agreement.

(8) “Amended Registration Rights Agreement” means the amendment to the registration rights agreement, dated as of September 14, 2006, between the Seller Parent and each of the LS Power Shareholder Entities dated as of the date hereof.

(9) “Arlington Valley” means Dynegy Arlington Valley, LLC, a Delaware limited liability company, which owns the Arlington Valley Project.

(10) “Arlington Valley Project” means the approximately 570 megawatt (nominal) natural gas-fired combined cycle electric generating plant located on a site in Maricopa County, Arizona, together with (i) all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Arlington Valley) used, directly or indirectly, for the receipt of fuel and water, the generation of electrical output and the delivery of the electrical and potential steam output of said generating plant, (ii) all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment and (iii) any associated expansion, conversion and development rights owned by the Seller Parent, the Sellers, Arlington Valley or their respective Subsidiaries and Affiliates.

(11) “Assigned Contracts” means the Contracts set forth on Section 1.1(11) of the Seller Disclosure Schedule.

(12) “Balance Sheet Date” means December 31, 2008.

(13) “Basket” shall have the meaning set forth in Section 8.4(b).

(14) “Beneficially Own” has the meaning referred to in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

(15) “Benefit Plan” means (a) each material “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, of the Seller or any of its Affiliates that covers the Project Employees, (b) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation right, phantom stock, or other stock plan (whether qualified or nonqualified) that covers the Project Employees, and (c) each bonus or incentive compensation plan that covers the Project Employees.

(16) “Bluegrass” means Bluegrass Generation Company, L.L.C., a Delaware limited liability company, which leases and operates the Bluegrass Project.

(17) “Bluegrass Project” means the approximately 576 megawatt (nominal) natural gas-fired simple cycle electric generating plant located on a site in Oldham County, Kentucky, together with (i) all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Bluegrass) used, directly or indirectly, for the receipt of fuel and water, the generation of electrical output and the delivery of the electrical and any potential steam output of said generating plant, (ii) all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment and (iii) any associated expansion, conversion and development rights owned by the Seller Parent, the Sellers, Bluegrass or their respective Subsidiaries and Affiliates.

(18) “Bridgeport” means Bridgeport Energy LLC, a Delaware limited liability company, which owns the Bridgeport Project.

(19) “Bridgeport Project” means the approximately 527 megawatt (nominal) natural gas-fired combined cycle electric generating plant located on a site in the City of Bridgeport, Fairfield County, Connecticut, together with (i) all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Bridgeport or NC Development & Design Company, LLC, a Delaware limited liability company) used, directly or indirectly, for the receipt of fuel and water, the generation of electrical output and the delivery of the electrical and potential steam output of said generating plant, (ii) all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment and (iii) any associated expansion, conversion and development rights owned by the Seller Parent, the Sellers, Bridgeport or their respective Subsidiaries and Affiliates.

(20) “Business” means (i) the ownership of each of the Project Companies and the ownership or lease, operation and maintenance of the Operating Projects, and all such Project Companies and Operating Projects in the aggregate (including any associated expansion, conversion and development rights owned by the Seller Parent, the Sellers, the Project Companies or their respective Subsidiaries and Affiliates), including the receipt and/or purchase of fuel and the generation and sale of electricity and capacity and electric-related products at or from the Operating Projects, (ii) any development, construction, expansion, ownership and management of the Sandy Creek Project or any of the Operating Projects, and (iii) the conduct of other activities related or incidental to each of the foregoing, to the extent currently conducted by the Seller Parent, the Sellers, the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or their respective Subsidiaries and Affiliates.

(21) “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized by Law or other governmental action to close.

(22) “Buyer Disclosure Schedule” means the disclosure schedules, dated as of the date of this Agreement, delivered by the Buyers to the Sellers.

(23) “Buyer Indemnitees” shall have the meaning set forth in Section 8.1.

(24) “Buyer Required Regulatory Approvals” shall have the meaning set forth in Section 5.3(b).

(25) “Buyers” shall have the meaning set forth in the preamble to this Agreement.

(26) “Buyers’ Benefit Plans” shall have the meaning set forth in Section 6.11(i).

(27) “Buyers’ DC Plan” shall have the meaning set forth in Section 6.11(k).

(28) “Buyers' Representative” means LS Power Development, LLC, or its designee, as representative of the Buyers.

(29) “Capital Spares” means all spare parts as set forth on Section 4.4(c) of the Seller Disclosure Schedule.

(30) “Casualty Event” shall have the meaning set forth in Section 6.9(a).

(31) “CBA” shall have the meaning set forth in Section 6.11(b).

(32) “CBA Employees” means all Project Employees subject to a CBA and/or represented by a union.

(33) “Class A Common Stock” means shares of the Seller Parent’s Class A common stock, par value $0.01 per share.

(34) “Class B Common Stock” means shares of the Seller Parent’s Class B common stock, par value $0.01 per share.

(35) “Class B Directors” means such individuals elected to the board of directors of the Seller Parent by the holders of Class B Common Stock from time to time.

(36) “Closing” shall have the meaning set forth in Section 3.1.

(37) “Closing Date” shall have the meaning set forth in Section 3.1.

(38) “Code” means the Internal Revenue Code of 1986, as amended.

(39) “Condemnation Value” shall have the meaning set forth in Section 6.10(a).

(40) “Confidentiality Agreement” means the confidentiality agreement, dated June 29, 2009, between the Buyers' Representative and the Seller Parent, the terms of which are incorporated herein by reference and are applicable to the parties hereto.

(41) “Contract” means any contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, deed, binding bid, letter of credit, security agreement or other legally binding arrangement.

(42) “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by Contract or otherwise.

(43) “Corporate Opportunity Agreement” means the corporate opportunity agreement, dated September 14, 2006, between the Seller Parent and the Buyers’ Representative.

(44) “Credit Agreement” means that certain fifth amended and restated credit agreement, dated as of April 2, 2007, among the Seller Parent, the other guarantors party thereto, the lenders party thereto, Citicorp USA, Inc. and JPMorgan Chase Bank, N.A. as administrative agents and the other parties thereto, as amended on May 24, 2007, September 30, 2008, February 12, 2009 and August 5, 2009.

(45) “Credit Agreement Amendment” shall have the meaning set forth in Section 6.5(b).

(46) “Credit Facilities” shall have the meaning set forth in Section 6.5(b).

(47) “Current Assets” means the sum of (i) cash and cash equivalents (including cash on hand, restricted cash, marketable securities and short term investments), (ii) trade and other accounts receivable, (iii) prepaid expenses and (iv) other current assets, applied consistently with prior years and in accordance with GAAP as set forth in the Trial Balances.  Notwithstanding the above, Current Assets will exclude inventory (including the Inventory Items), Capital Spares, any Taxes, any prepaid insurance, any transmission credits, prepaid major maintenance expenses, Emissions Allowances, mark-to-market accounting impacts, derivative items, intangibles or any intercompany items with the Seller Parent, the Sellers or any of their Affiliates (other than another Project Company, Dynegy Sandy Creek, Sandy Creek Services or any of their respective Subsidiaries).

(48) “Current Liabilities” means the sum of (i) accounts payable, (ii) accrued expenses and (iii) other current liabilities (other than the current portion of any long-term debt), applied consistently with prior years and in accordance with GAAP as set forth in the Trial Balances.  Notwithstanding the above, Current Liabilities will not include any mark-to-market accounting impacts, derivative items or Taxes.

(49) “Current Shareholder Agreement” means the Shareholder Agreement, dated September 14, 2006, among the Seller Parent and the LS Power Shareholder Entities.

(50) “DHI” shall have the meaning set forth in the recitals to this Agreement.

(51) “Dynegy Sandy Creek” shall have the meaning set forth in the recitals to this Agreement.

(52) “Emissions Allowances” means all emissions allowances and emission reduction credits as set forth on Section 4.4(c) of the Seller Disclosure Schedule.

(53) “Employee Transition Date” shall have the meaning set forth in Section 6.11(a).

(54) “Employer” shall have the meaning set forth in Section 6.11(i).

(55) “Encumbrances” means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions and encumbrances.

(56) “Environmental Claim” means any and all Actions, demands, or notices of noncompliance, liability or violation by any Person (including potential responsibility or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resource damages, property damages, contribution, indemnification, cost recovery, compensation, injunctive relief, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release, of any Hazardous Material at any location; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(57) “Environmental Law” means all Laws or Orders relating to pollution of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), public nuisance laws or protection of human health and safety (including with respect to noise or volume), including those relating to Releases or threatened Releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material. The term “Environmental Law” includes without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the regulations promulgated pursuant thereto, and any similar state or local Laws, and the regulations promulgated pursuant thereto, as such Laws have been and may be amended or supplemented.

(58) “Environmental Permits” shall have the meaning set forth in Section 4.12(c).

(59) “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

(60) “Estimated Group I Companies Net Working Capital” means the Net Working Capital of the Group I Project Companies estimated by the Seller Parent and the Sellers to be available on the Closing Date.  Estimated Group I Companies Net Working Capital may be a positive number (i.e., a number greater than zero) or a negative number (i.e., a number less than zero).

(61) “Estimated Group I Companies Purchase Price” shall have the meaning set forth in Section 2.2(a).

(62) “Estimated Group I Companies Required Maintenance Amount” means the Required Maintenance Amount related to the Group I Project Companies estimated by the Seller Parent and the Sellers pursuant to Section 2.4(a).

(63) “Estimated Group II Companies Net Working Capital” means the Net Working Capital of the Group II Project Companies estimated by the Seller Parent and the Sellers to be available on the Closing Date.  The Estimated Group II Companies Working Capital may be a positive number (i.e., a number greater than zero) or a negative number (i.e., a number less than zero).

(64) “Estimated Group II Companies Purchase Price” shall have the meaning set forth in Section 2.2(d)

(65) “Estimated Group II Companies Required Maintenance Amount” means the Required Maintenance Amount related to the Group II Project Companies estimated by the Seller Parent and the Sellers pursuant to Section 2.4(a).

(66) “Estimated Net Working Capital” means the Estimated Group I Companies Net Working Capital and the Estimated Group II Companies Net Working Capital.

(67) “Estimated Purchase Price” shall have the meaning set forth in Section 2.2(d).

(68) “Estimated Required Maintenance Amount” means the Estimated Group I Companies Required Maintenance Amount and the Estimated Group II Companies Required Maintenance Amount.

(69) “Excluded Liabilities” means all Liabilities whenever and however arising out of or related to any of the items set forth on Section 1.1(68) of the Seller Disclosure Schedule.

(70) “Expenses” means all reasonable out of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

(71) “FCC” means the Federal Communication Commission or any successor thereto.

(72) “FERC” means the Federal Energy Regulatory Commission or any successor thereto.

(73) “FERC Approval” shall have the meaning set forth in Section 6.5(c).

(74) “Final Group I Companies Net Working Capital” means the Net Working Capital of the Group I Project Companies as set forth in the Post-Closing Adjustment Statement as finally agreed upon by, or finally binding upon, the parties pursuant to Section 2.4.  Final Group I Companies Net Working Capital may be a positive number (i.e., a number greater than zero) or a negative number (i.e., a number less than zero).

(75) “Final Group I Companies Required Maintenance Amount” means the Required Maintenance Amount related to the Group I Project Companies as finally agreed upon by, or finally binding upon, the parties pursuant to Section 2.4.

(76) “Final Group II Companies Net Working Capital” means the Net Working Capital of the Group II Project Companies as set forth in the Post-Closing Adjustment Statement as finally agreed upon by, or finally binding upon, the parties pursuant to Section 2.4.  Final Group II Companies Net Working Capital may be a positive number (i.e., a number greater than zero) or a negative number (i.e., a number less than zero).

(77) “Final Group II Companies Required Maintenance Amount” means the Required Maintenance Amount related to the Group II Project Companies as finally agreed upon by, or finally binding upon, the parties pursuant to Section 2.4.

(78) “Final Net Working Capital” means the Final Group I Companies Net Working Capital and the Final Group II Companies Net Working Capital.

(79) “Final Order” shall have the meaning set forth in Section 7.1(d).

(80) “Final Required Maintenance Amount” means the Final Group I Companies Required Maintenance Amount and the Final Group II Companies Required Maintenance Amount.

(81)  “Financial Statements” shall have the meaning set forth in Section 4.5(a).

(82) “FPA” means the Federal Power Act of 1935, as amended.

(83) “Funding” shall have the meaning set forth in Section 5.5(b).

(84) “GAAP” means generally accepted accounting principles as used in the United States.

(85) “General Survival Period” shall have the meaning set forth in Section 8.4(a).

(86) “Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

(87) “Griffith” means Griffith Energy LLC, a Delaware limited liability company, which owns the Griffith Project.

(88) “Griffith Project” means the approximately 570 megawatt (nominal) natural gas-fired combined cycle electric generating plant located on a site in Mohave County, Arizona, together with (i) all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Griffith) used, directly or indirectly, for the receipt of fuel and water, the generation of electrical output and the delivery of the electrical and potential steam output of said generating plant, (ii) all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment and (iii) any associated expansion, conversion and development rights owned by the Seller Parent, the Sellers, Griffith or their respective Subsidiaries and Affiliates.

(89) “Group I Companies Purchase Price” shall have the meaning set forth in Section 2.2(a).

(90) “Group I Project Companies” means Bluegrass, Bridgeport, Renaissance and Riverside.

(91) “Group II Companies Purchase Price” shall have the meaning set forth in Section 2.2(d)

(92) “Group II Project Companies” means Arlington Valley, Griffith, Rocky Road and Tilton.

(93) “Hazardous Material” means any (a) substance, material, chemical or waste regulated or prohibited pursuant to any Environmental Law, or the presence or exposure to which may form the basis for liability under any applicable Environmental Law, including those defined or classified as a pollutant or contaminant or as hazardous, toxic or radioactive pursuant to any Environmental Law and (b) petroleum or hydrocarbons in any form, and any derivative or by-product thereof, urea, formaldehyde, chrome or chromium, asbestos and asbestos-containing materials, mercury and polychlorinated biphenyls.

(94) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(95) “IBEW” shall have the meaning set forth in Section 6.11(a).

(96) “Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay in installments, or for the deferred purchase price, of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business consistent with past practices; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; and (g) any guaranty of any of the foregoing.

(97) “Indemnifiable Losses” shall have the meaning set forth in Section 8.1.

(98) “Indemnification Cap” shall have the meaning set forth in Section 8.4(c).

(99) “Indemnified Party” shall have the meaning set forth in Section 8.3(a).

(100) “Indemnifying Party” shall have the meaning set forth in Section 8.3(a).

(101) “Intellectual Property” means all U.S. intellectual property, including: (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patented or patentable; (b) copyrights and works of authorship in any media, including computer hardware, software, firmware, applications, files, systems, networks, databases and compilations, documentation and related textual works, graphics, advertising, marketing and promotional materials, photographs, artwork, drawings, articles, textual works, and Internet site content; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos trade dress and other source indicators and the goodwill of any business symbolized thereby; and (d) trade secrets, drawings, blueprints and all non-public, confidential or proprietary information, documents, materials, analyses, reach and lists.

(102) “Intercompany Indebtedness” means all intercompany Indebtedness between the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or any of their Subsidiaries, on the one hand, and the Seller Parent, any Seller or any of their Affiliates (other than the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or any of their Subsidiaries), on the other hand.

(103) “Interim Sandy Creek Financial Statements” shall have the meaning set forth in Section 4.5(a).

(104) “Inventory Items” means all inventory as set forth on Section 4.4(c) of the Seller Disclosure Schedule.

(105) “IRB Bonds” means the industrial revenue bonds or industrial building revenue bonds issued by the County of Lawrence, Kentucky and the County of Oldham, Kentucky in connection with construction of the Bluegrass Project and the Riverside/Foothills Project.

(106) “IRB Contracts” means the contracts listed on Section 1.1(106) of the Seller Disclosure Schedule.

(107) “Laws” means all laws, statutes, rules, regulations, ordinances, Orders, court decisions, and other pronouncements having the effect of Law of any Governmental Authority.

(108) “Legacy Entities” means each of Arlington Valley, Bridgeport, Griffith, Sandy Creek Services and Sandy Creek Holdings.

(109) “Liabilities” means any and all Indebtedness, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto by GAAP.  Notwithstanding the above, Liabilities will not include any Taxes.

(110) “LS Power Purchaser I” shall have the meaning set forth in the preamble to this Agreement.

(111) “LS Power Purchaser II” shall have the meaning set forth in the preamble to this Agreement.

(112) “LS Power Sandy Creek” shall have the meaning set forth in the preamble to this Agreement.

(113) “LS Power Shareholder Entities” shall have the meaning set forth in the preamble to this Agreement.

(114) “LLC Interests” shall have the meaning set forth in the recitals of this Agreement.

(115) “Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence individually or in the aggregate that is materially adverse to the business, assets, properties, liabilities or condition (financial or otherwise) of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or their respective Subsidiaries, taken as a whole, or results of operations of the Business, taken as a whole, or that, directly or indirectly, prevents or materially impairs or delays the Seller Parent’s or a Seller's ability to perform its obligations hereunder; provided, however, that any adverse change or effect attributable to (i) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any applicable Laws after the date hereof, (ii) any change or development in national, regional, state or local wholesale or retail markets for power or fuel, including changes in commodity prices, related products, or availability or costs of transportation, (iii) any system-wide change or development in national, regional, or state electric transmission or distribution systems, other than any change or development involving physical damage or destruction thereto, (iv) the announcement, pendency or consummation of the transactions contemplated by this Agreement or the other Transaction Documents, (v) any change or development in financial or securities markets or the economy in general or (vi) any Casualty Event, shall, in each case be excluded from such determination; provided that, in the case of items (i)-(iii) and (v), such items shall only be excluded to the extent any such Laws, changes, developments and events do not have a disproportionate adverse effect on the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or their respective Subsidiaries or the Business, taken as a whole, as compared to other entities engaged in the power generation business.

(116) “Material Contracts” means any Contract to which a Project Company, Dynegy Sandy Creek, Sandy Creek Services or their respective Subsidiaries is a party or to which their assets may be bound, or any Contract by which the Business may be bound, that (a) has an aggregate value or cost or generates aggregate annual receipts in excess of $2,500,000 or that would reasonably be expected to involve annual payments or costs greater than $500,000, other than any Material Lease, (b) is a Contract for the sale, purchase, or exchange of fuel, energy, capacity, or any ancillary services (except for day-ahead or market purchases with a term of less than thirty (30) days that are not otherwise material to the Business), (c) is an electrical or gas interconnection Contract, (d) is a Contract for the future transmission of electric power, or (e) is a Contract material to any Project Company, Dynegy Sandy Creek or Sandy Creek Services for the following purposes: (i) any guaranty, surety and indemnification or similar obligation, direct or indirect, by a Project Company, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or their respective Subsidiaries, (ii) is with the Seller Parent, any Seller or any Affiliate of Seller Parent or any Seller, (iii) is or relates to employment or collective bargaining, (iv) purports to limit the freedom to compete in any line of business or in any geographic area, (v) is a partnership, joint venture or limited liability company agreement, (vi) is or relates to the creation, incurrence, assumption or guarantee of any outstanding Indebtedness, or under which it has imposed a security interest on any of its assets, tangible or intangible, which security interest secures outstanding Indebtedness, or pursuant to which any municipality or other Governmental Authority has issued Indebtedness relating to any Operating Project or the Sandy Creek Project, (vii) relates to any equity securities or other securities of any Project Company, Sandy Creek Holdings or their respective Subsidiaries or rights in connection therewith, (viii) is any Assigned Contract marked with one or two asterisks on Section 1.1(11) of the Seller Disclosure Schedule, (ix) relates to Real Property or (x) is an outstanding futures, swap, collar, put, call, floor, cap, option or other Contract that is intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of emissions offsets or allowances, transportation, storage, transmission or other commodities, including electric power, in any form, including energy, capacity or any ancillary services, fuel or securities.

(117) “Material Leases” means, as of the date of this Agreement, all leases under which any of the Project Companies, Sandy Creek Services or their respective Subsidiaries is a lessee, lessor, sublessee or sublessor or under which any of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or their respective Subsidiaries otherwise has any right, obligation or interest with annual payments greater than $500,000 or that are otherwise material to any Operating Project.

(118) “Net Working Capital” means (a) Current Assets, minus (b) Current Liabilities, which shall be calculated in accordance with the methodologies and items set forth on Section 1.1(118) of the Seller Disclosure Schedule and otherwise in accordance with GAAP.

(119) “New Shareholder Agreement” means the shareholder agreement, dated as of the date hereof, between the Seller Parent and the LS Power Shareholder Entities.

(120) “Non-CBA Employees” means all Project Employees other than CBA Employees.

(121) “Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of the date hereof, between Adio Bond, LLC and DHI.

(122) “Objection Notice” shall have the meaning set forth in Section 2.4(c).

(123) “Operating Projects” means each of the (i) Arlington Valley Project, (ii) Griffith Project, (iii) Bridgeport Project, (iv) Rocky Road Project, (v) Tilton Project, (vi) Riverside/Foothills Project, (vii) Bluegrass Project and (viii) Renaissance Project.

(124) “Order” means any order, judgment, writ, injunction, decree, settlement, stipulation or award of a Governmental Authority.

(125) “Permits” shall have the meaning set forth in Section 4.17.

(126) “Permitted Encumbrances” means all (i) exceptions, restrictions, easements, covenants, charges, rights of way and monetary and non-monetary Encumbrances of record or that are set forth in an applicable FERC project license or that are set forth in Section 1.1(126) of the Seller Disclosure Schedule, except for such encumbrances which secure Indebtedness; (ii) mortgages, liens, pledges, charges, encumbrances and restrictions incurred pursuant to the Credit Agreement, the Credit Agreement Amendment or any other Credit Facility; (iii) mortgages, liens, pledges, charges, encumbrances and restrictions incurred in connection with the Project Companies' or Sandy Creek Energy Associates’ purchase of properties and assets after the Balance Sheet Date securing all or a portion of the purchase price therefor; (iv) statutory liens for current Taxes, assessments or other governmental charges (a) not yet due or delinquent or (b) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements; (v) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations which are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings; (vi) zoning, entitlement, conservation restriction and other land use and environmental restrictions by Governmental Authorities; and (vii) restrictions set forth in the operating agreements of the Project Companies or Dynegy Sandy Creek or set forth in the terms of the limited partnership agreement of Sandy Creek Energy Associates.

(127) “Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Authority.

(128) “Post-Closing Adjustment Statement” shall have the meaning set forth in Section 2.4(b).

(129) “Post-Closing Partial Period” shall have the meaning set forth in Section 6.6(d).

(130) “Pre-Closing Partial Period” shall have the meaning set forth in Section 6.6(c).

(131) “Pre-Closing Period” shall have the meaning set forth in Section 6.6(c).

(132) “Project Companies” shall mean each of (i) Arlington Valley, (ii) Griffith, (iii) Bridgeport, (iv) Rocky Road, (v) Tilton, (vi) Riverside/Foothills, (vii) Bluegrass and (viii) Renaissance.

(133) “Project Company LLC Interests” shall have the meaning set forth in the recitals to this Agreement.

(134) “Project Employees” shall have the meaning set forth in Section 4.13(a).

(135) “PUHCA 2005” means the Public Utility Holding Company Act of 2005.

(136) “Purchase Price” shall have the meaning set forth in Section 2.2(d).

(137) “Real Property” has the meaning set forth in Section 4.9.

(138) “Release” means any releasing, spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, disposing, discharging, depositing, leaching or migrating into or through the environment or within any building, structure, facility or fixture.

(139) “Relinquished Share Payment” shall have the meaning set forth in Section 2.2(c).

(140)  “Relinquished Shares” shall have the meaning set forth in Section 2.1(b).

(141)  “Remedial Action” means all actions undertaken to (a) investigate, clean up, remove, treat, or in any other way mitigate or address any Release of Hazardous Material in the environment; (b) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release of any Hazardous Material.

(142) “Renaissance” means Renaissance Power, L.L.C., a Delaware limited liability company, which owns the Renaissance Project.

(143) “Renaissance Project” means the approximately 776 megawatt (nominal) natural gas-fired simple cycle electric generating plant located on a site in Carson City, Michigan, together with (i) all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Renaissance) used, directly or indirectly, for the receipt of fuel and water, the generation of electrical output and the delivery of the electrical and potential steam output of said generating plant, (ii) all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment and (iii) any associated expansion, conversion and development rights owned by the Seller Parent, the Sellers, Renaissance or their respective Subsidiaries and Affiliates.

(144) “Representatives” means with respect to a particular Person, any agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(145) “Required Maintenance” means the actions that the Seller Parent and the Sellers are required to take pursuant to Part II of Section 6.1(a) of the Seller Disclosure Schedule and in accordance with the Sellers’ established environmental, health and safety policies and procedures.

(146) “Required Maintenance Amount” means (i) any reasonable out-of-pocket costs actually incurred prior to the Closing by the Seller Parent or the Sellers in connection with the Required Maintenance, (ii) the difference between estimated revenues (as determined by the appropriate ISO day-ahead price or other applicable energy price index) and fuel plus variable costs that were foregone as a result of such Required Maintenance, and (iii) without duplication, any operating net loss associated with performing the Required Maintenance, in each case, if and only to the extent the time and manner of performing such Required Maintenance was coordinated with and approved by the Buyers.

(147) “Restoration Cost” shall have the meaning set forth in Section 6.9(a).

(148) “Review Period” shall have the meaning set forth in Section 2.4(c).

(149) “Riverside/Foothills” means Riverside Generating Company, L.L.C., a Delaware limited liability company, which leases and operates the Riverside/Foothills Project.

(150) “Riverside/Foothills Project” means the approximately 960 megawatt (nominal) natural gas-fired simple cycle electric generating plant located on a site in Louisa, Kentucky, together with (i) all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Riverside/Foothills) used, directly or indirectly, for the receipt of fuel and water, the generation of electrical output and the delivery of the electrical and any potential steam output of said generating plant, (ii) all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment, and (iii) any associated expansion, conversion and development rights owned by the Seller Parent, the Sellers, Riverside/Foothills or their respective Subsidiaries and Affiliates.

(151) “Rocky Road” means Rocky Road Power, LLC, a Delaware limited liability company, which owns the Rocky Road Project.

(152) “Rocky Road Project” means the approximately 330 megawatt (nominal) natural gas-fired simple cycle electric generating plant located on a site in East Dundee, Illinois, together with (i) all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Rocky Road) used, directly or indirectly, for the receipt of fuel and water, the generation of electrical output and the delivery of the electrical and potential steam output of said generating plant, (ii) all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment and (iii) any associated expansion, conversion and development rights owned by the Seller Parent, the Sellers, Rocky Road or their respective Subsidiaries and Affiliates.

(153) “Sandy Creek Credit Agreement” means that certain Amended & Restated Credit Agreement, dated December 19, 2007, among Sandy Creek Energy Associates, L.P., as Borrower; Credit Suisse, as Administrative Agent and Collateral Agent; Credit Suisse, as Issuing Bank; Royal Bank of Scotland PLC, as Syndication Agent; Credit Suisse Securities (USA) LLC and RBS Securities Corporation, as Joint Lead Arrangers and Joint Book Managers; and ING Capital LLC, Natixis, New York Branch, Union Bank of California, N.A., as Co-Documentation Agents, as amended.

(154) “Sandy Creek Credit Support Fee” means the 1% annual fee charged to Sandy Creek Energy Associates in August 2009 by Affiliates of the Buyers and Affiliates of the Seller Parent and the Sellers, which is intended to defray the cost of posting letters of credit to Sandy Creek Energy Associates securing Dynegy Sandy Creek’s $189,906,800 equity commitment.

(155) “Sandy Creek Credit Support Payment” means the Seller Parent’s and any Seller’s portion of the Sandy Creek Credit Support Fee multiplied by (x) the number of full or partial calendar months between the Closing Date and August, 2010 divided by (y) twelve (12).

(156) “Sandy Creek Energy Associates” shall have the meaning set forth in the recitals to this Agreement.

(157) “Sandy Creek Financial Statements” shall have the meaning set forth in Section 4.5(a).

(158) “Sandy Creek Holdings” shall have the meaning set forth in the recitals to this Agreement.

(159) “Sandy Creek Letters of Credit” means (a) the letter of credit, dated as of July 22, 2009 in the amount of $189,906,800, issued by Union Bank, N.A. at the request of Dynegy Sandy Creek on behalf of Sandy Creek Holdings, for the benefit of Credit Suisse, Cayman Island Branch, as Collateral Agent and (b) the letter of credit, dated as of July 22, 2009 in the amount of $85,160,000, issued by Union Bank, N.A. at the request of Dynegy Sandy Creek on behalf of Sandy Creek Holdings, for the benefit of Credit Suisse, Cayman Island Branch, as Collateral Agent.

(160) “Sandy Creek LLC Interests” shall have the meaning set forth in the recitals to this Agreement.

(161) “Sandy Creek Project” means the Sandy Creek Energy Station, an approximately 898 MW coal-fired power generation facility currently being constructed in McLennan County, Texas.

(162) “Sandy Creek Project Management Agreement” means the Project Management Agreement between Sandy Creek Services, LLC and Brazos Sandy Creek Electric Cooperative, Inc., Sandy Creek Energy Associates, L.P., and Lower Colorado River Authority, dated as of August 29, 2007.

(163) “Sandy Creek Project Management Services” shall have the meaning set forth in Section 6.1(c)(i)(A).

(164) “Sandy Creek Restricted Account” means the $275,066,800 being held in the cash collateral account pursuant to that certain Cash Collateral Agreement dated as of July 22, 2009 by and between Dynegy Sandy Creek, as the Pledgor, and Union Bank, N.A., as the Bank.

(165) “Sandy Creek Services” shall have the meaning set forth in the recitals to this Agreement.

(166) “Sandy Creek Services LLC Agreement” means the limited liability company agreement, dated as of August 29, 2007, for Sandy Creek Services.

(167) “Sandy Creek Team” shall have the meaning set forth in Section 6.1(c) of the Buyer Disclosure Schedule.

(168) “Seller Disclosure Schedule” means the disclosure schedules, dated as of the date of this Agreement, delivered by the Sellers to the Buyers.

(169) “Seller Indemnitees” shall have the meaning set forth in Section 8.2(a).

(170) “Seller Marks” shall have the meaning set forth in Section 6.12(a).

(171) “Seller Parent” shall have the meaning set forth in the preamble to this Agreement.

(172) “Seller Required Regulatory Approvals” shall have the meaning set forth in Section 4.3(b).

(173) “Sellers” shall have the meaning set forth in the preamble to this Agreement.

(174) “Sellers’ Bonus Plans” shall have the meaning set forth in Section 6.11(h).

(175) “Sellers’ DC Plan” shall have the meaning set forth in Section 6.11(k).

(176) “Sellers' Knowledge” means the knowledge of the individuals listed on Section 1.1(176) of the Seller Disclosure Schedule.

(177) “Senior Notes” means the $235,000,000 aggregate principal amount of 7.5% Senior Unsecured Notes due 2015, to be issued pursuant to the Note Purchase Agreement.

(178) “Senior Notes Registration Rights Agreement” means the registration rights agreement relating to the Senior Notes, to be dated as of the Closing Date, between DHI and Adio Bond, LLC and to be executed and delivered in the form attached hereto as Exhibit A.

(179) “Specified Liabilities” means all Liabilities whenever and however arising out of or related to any of the items set forth on Section 1.1(179) of the Seller Disclosure Schedule.

(180) “Specified Rep Survival Period” shall have the meaning set forth in Section 8.4(a).

(181) “State Regulator” means any executive, regulatory or administrative agency, body, commission, department or board (or similar entity) of a state of the United States.

(182) “Straddle Period” shall have the meaning set forth in Section 6.6(c).

(183) “Subsidiary” of any Person (the “Subject Person”) means any Person, whether incorporated or unincorporated, of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the Subject Person or by one or more of its respective Subsidiaries

(184) “Survival Period” shall have the meaning set forth in Section 8.4(a)

(185) “Tax” means any tax, charge, fee, levy, penalty or other assessment imposed by any U.S. federal, state, local or foreign Governmental Authority, including, but not limited to, any excise, property, ad valorem, sales, use, transfer, franchise, income, gross margin, gross earnings, gross receipts, business, capital, gas, payroll, withholding, social security or other tax, including any interest, penalties or additions attributable thereto.

(186) “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information) supplied or required to be supplied to any Governmental Authority or any other Person with respect to Taxes and including any supplement or amendment thereof.

(187) “Tax Survival Period” shall have the meaning set forth in Section 8.4(a).

(188) “Termination Date” shall have the meaning set forth in Section 9.1(b).

(189) “Third Party Claims” shall have the meaning set forth in Section 8.3(b).

(190) “Tilton” means both (i) on or prior to the date of the consummation of the transfer contemplated by Section 6.15, Dynegy Midwest Generation, Inc. (solely with respect to the Tilton Project), and (ii) Tilton Energy LLC, a Delaware limited liability company, which will own the Tilton Project after the transfer contemplated by Section 6.15.

(191) “Tilton Employees” shall have the meaning set forth in Section 6.11(a).

(192) “Tilton Project” means the approximately 188 megawatt (nominal) natural gas-fired simple cycle electric generating plant located on a site in Tilton, Illinois, together with (i) all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Tilton) used, directly or indirectly, for the receipt of fuel and water, the generation of electrical output and the delivery of the electrical and potential steam output of said generating plant, (ii) all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment and (iii) any associated expansion, conversion and development rights owned by the Seller Parent, the Sellers, Tilton or their respective Subsidiaries and Affiliates.

(193) “Transaction Documents” means (i) this Agreement, (ii) the New Shareholder Agreement, (iii) the Amended Registration Rights Agreement, (iv) the Senior Notes, (v) the Senior Notes Registration Rights Agreement and (vi) the Note Purchase Agreement.

(194) “Transfer Taxes” means any and all transfer Taxes, including without limitation sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

(195) “Transferred CBA Employees” shall have the meaning set forth in Section 6.11(b).

(196) “Transferred Employees” shall have the meaning set forth in Section 6.11(b).

(197) “Transferred Non-CBA Employees” shall have the meaning set forth in Section 6.11(a).

(198) “Trial Balances” shall have the meaning set forth in Section 4.5(a).

SECTION 1.2 Rules of Interpretation.  The following rules of usage and interpretation shall apply to this Agreement, unless otherwise required by the context or unless otherwise specified herein:

(a) words denoting the singular shall include the plural; the word “or” shall not be interpreted as exclusive; and words denoting one gender shall include all other genders;

(b) references to Sections and Schedules are references to Sections and Schedules, respectively, in or to this Agreement;

(c) references to any agreement means such agreement as amended, modified, extended or supplemented from time to time in accordance with the applicable provisions thereof;

(d) references to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;

(e) when used herein, words such as “hereunder,” “hereto,” “hereof,” and “herein” and words of like import shall refer to the whole of the applicable document and not to any particular portion thereof;

(f) the words “include” and “including” shall be without limitation;

(g) the words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used;

(h) the terms “ordinary course” and “consistent with past practice” include references with respect to quantity, quality and frequency;

(i) references to any Person shall include such Person's successors and permitted transferees and assigns; and

(j) all accounting terms used herein and not expressly defined herein shall have the respective meanings given such terms under GAAP.

ARTICLE II

ACQUISITION OF LLC INTERESTS

SECTION 2.1 Acquisition.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement:

(a) LS Power Purchaser I agrees to acquire from the Sellers, and the Sellers agree to sell, assign, convey, transfer and deliver to LS Power Purchaser I, 100% of the Project Company LLC Interests with respect to each of the Group I Project Companies, in each case free and clear of all Encumbrances.

(b) The Seller Parent agrees to acquire from the LS Power Shareholder Entities, and the LS Power Shareholder Entities agree to assign, convey, transfer and deliver to the Seller Parent, 245,000,000 shares of Class B Common Stock (the “Relinquished Shares”).

(c) LS Power Purchaser II agrees to acquire from the Sellers, and the Sellers agree to sell, assign, convey, transfer and deliver to LS Power Purchaser II, 100% of the Project Company LLC Interests with respect to each of the Group II Project Companies, in each case free and clear of all Encumbrances.

(d) LS Power Sandy Creek agrees to acquire from the Sellers, and the Sellers agree to sell, assign, convey, transfer and deliver to LS Power Sandy Creek, 100% of the Sandy Creek LLC Interests, in each case free and clear of all Encumbrances.

SECTION 2.2 Consideration.  Pursuant to Article III, at the Closing, pursuant to the transaction steps set forth in Exhibit B hereto:

(a) LS Power Purchaser I shall pay an estimated purchase price in cash equal to (i) $650,250,000, plus (ii) the Estimated Group I Companies Net Working Capital, plus (iii) the Estimated Group I Companies Required Maintenance Amount minus (iv) $6,500,000 (collectively, the “Estimated Group I Companies Purchase Price”).  The “Group I Companies Purchase Price” shall be equal to the Estimated Group I Companies Purchase Price after giving effect to any adjustment contemplated by Section 2.4.  At least five (5) Business Days prior to the Closing, the Sellers shall provide to the Buyers, in writing, the relevant account information and wiring instructions for the remittance of the Estimated Purchase Price (as defined below) and any other payments required to be made hereunder;

(b) Dynegy Sandy Creek shall distribute $175,000,000 from the Sandy Creek Restricted Account to an account designated in writing by the Seller Parent;

(c) The Seller Parent shall pay to the LS Power Shareholder Entities $540,000,000 in cash (the “Relinquished Share Payment”) for the Relinquished Shares.  At least five (5) Business Days prior to the Closing, the LS Power Shareholder Entities shall provide to the Seller Parent, in writing, the relevant account information and wiring instructions for the remittance of the Relinquished Share Payment and any other payments required to be made hereunder; and

(d) LS Power Purchaser II shall pay to the Sellers an amount in cash equal to (i) $540,000,000, plus (ii) the Estimated Group II Companies Working Capital, plus (iii) the Estimated Group II Companies Required Maintenance Amount (collectively, the “Estimated Group II Companies Purchase Price” and, along with the Estimated Group I Companies Purchase Price, the “Estimated Purchase Price”).  The “Group II Companies Purchase Price” shall be equal to the Estimated Group II Companies Purchase Price after giving effect to any adjustment contemplated by Section 2.4.  The “Purchase Price” shall be equal to the Group I Companies Purchase Price plus the Group II Companies Purchase Price.

SECTION 2.3 Conversion of Class B Common Stock.

(a) Pursuant to Section 5.3(g)(iv) of the Amended and Restated Certificate of Incorporation of the Seller Parent, the parties agree that immediately following the Closing each share of Class B Common Stock held by the LS Power Shareholder Entities shall, automatically and without any further action on the part of the LS Power Shareholder Entities, be converted into one fully paid and non-assessable share of Class A Common Stock.

(b) Contemporaneously with the conversion described in Section 2.3(a), the Seller Parent shall reflect such conversion, and the issuance of shares of Class A Common Stock in connection therewith, on its books and records and issue and deliver at its office or that of its transfer agent, to the LS Power Shareholder Entities, a certificate or certificates, representing the number of full shares of Class A Common Stock into which the shares represented by the surrendered certificates are converted.

SECTION 2.4 Purchase Price Adjustment.

(a) At least five (5) Business Days prior to the Closing, the Seller Parent shall prepare and deliver to the Buyers an unaudited statement of Estimated Net Working Capital and the Estimated Required Maintenance Amount as of the Closing Date, including the calculation thereof in reasonable detail and documentation as reasonably necessary in order for the Buyers to understand and verify the accuracy of the amounts used to make such calculation.

(b) Within sixty (60) days after the Closing Date, the Buyers’ Representative shall prepare, in accordance with the definitions of Net Working Capital and Required Maintenance Amount as set forth herein, and deliver to the Seller Parent an unaudited statement of the Net Working Capital of the Project Companies as of the Closing Date and the Required Maintenance Amount (such statements, collectively, the “Post-Closing Adjustment Statement”).  From the Closing Date, the Buyers’ Representative shall provide the Seller Parent and its Representatives any information reasonably requested and shall provide them, upon reasonable notice, full access at all reasonable times to the properties, books, records and other materials of the Project Companies and each of the parties shall provide the other, upon reasonable notice, full access at all reasonable times to the personnel of, and work papers prepared by or for, the Project Companies, including such historical financial information relating to the Project Companies as may be reasonably requested in connection with its review of the Post-Closing Adjustment Statement.

(c) Upon receipt of the Post-Closing Adjustment Statement, the Seller Parent shall have thirty (30) days (the “Review Period”) to review such Post-Closing Adjustment Statement.  If the Seller Parent has accepted such Post-Closing Adjustment Statement in writing or has not given written notice to the Buyers’ Representative setting forth in reasonable detail any objection to such Post-Closing Adjustment Statement (an “Objection Notice”) prior to the expiration of the Review Period, then such Post-Closing Adjustment Statement shall be final and binding upon the parties.  In the event that the Seller Parent delivers an Objection Notice during the Review Period, (1) any undisputed portion of the amount required to be paid pursuant to Section 2.4(f) shall be paid but only if the party paying in respect of the undisputed items will pay a greater amount to the other party or no additional amount to the other party in connection with the final payment pursuant to Section 2.4(f) and (2) as to any disputed elements of the Post-Closing Adjustment Statement, the parties shall use their reasonable efforts to agree on any adjustments to the Post-Closing Adjustment Statement within twenty (20) days following the receipt by the Buyers’ Representative of the Objection Notice.  If the parties are unable to reach an agreement as to such amount within such twenty (20) day period, then the matter shall be submitted to one of the “Big 4” accounting firms or other qualified independently registered accounting firm as shall be mutually agreed between the parties in writing (such accounting firm, the “Accounting Firm”), who, acting as an expert and not as an arbitrator, shall resolve the matters still in dispute, but only such matters, and shall adjust the Post-Closing Adjustment Statement in accordance with this Section 2.4(c) to reflect such resolution and establish the final binding Post-Closing Adjustment Statement.  The Accounting Firm shall make such determination within thirty (30) days following the engagement of the Accounting Firm, and such determination shall be final and binding upon the parties.  If the parties are unable to mutually agree on an Accounting Firm then one shall be appointed in accordance with the Federal Arbitration Act, 9 U.S.C., Chapter 1, §5.

(d) The scope of any dispute to be resolved by the Accounting Firm shall be limited to whether the amounts set forth on the Post-Closing Adjustment Statement were prepared in accordance with the definitions of Net Working Capital and Required Maintenance Amount as set forth herein, and whether there were mathematical errors in the Post-Closing Adjustment Statement.  In resolving a dispute relating to the Post-Closing Adjustment Statement or any particular item in the Post-Closing Adjustment Statement, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, in each case as presented to the Accounting Firm.

(e) The decision of the Accounting Firm will be, for all purposes, conclusive, non-appealable, final and binding upon the Buyers, the Seller Parent and the Sellers.  Judgment may also be entered thereon as an arbitration award pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16.  The fees of the Accounting Firm shall be borne by the Buyers and the Seller Parent in the same proportion that the dollar amount of disputed items lost by a party bears to the total dollar amount in dispute resolved by the Accounting Firm.  Each party will bear the fees, costs and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 2.4.

(f) Within five (5) Business Days after the Post-Closing Adjustment Statement becomes final and binding:

(i) either (x) LS Power Purchaser I shall cause to be paid to the Sellers an amount equal to the excess, if any, of the (A) Final Group I Companies Net Working Capital and the Final Group I Companies Required Maintenance Amount over (B) the Estimated Group I Companies Net Working Capital and the Estimated Group I Companies Required Maintenance Amount, or (y) the Seller Parent or the Sellers shall pay to LS Power Purchaser I an amount equal to the excess, if any, of (A) the Estimated Group I Companies Net Working Capital and the Estimated Group I Companies Required Maintenance Amount over (B) the Final Group I Companies Net Working Capital and the Final Group I Companies Required Maintenance Amount, and

(ii) either (x) LS Power Purchaser II shall cause to be paid to the Sellers an amount equal to the excess, if any, of the (A) Final Group II Companies Net Working Capital and the Final Group II Companies Required Maintenance Amount over (B) the Estimated Group II Companies Net Working Capital and the Estimated Group II Companies Required Maintenance Amount, or (y) the Seller Parent or the Sellers shall pay to LS Power Purchaser II an amount equal to the excess, if any, of (A) the Estimated Group II Companies Net Working Capital and the Estimated Group II Companies Required Maintenance Amount over (B) the Final Group II  Companies Net Working Capital and the Final Group II Companies Required Maintenance Amount.

All such payments made pursuant to this Section 2.4(f) shall be reduced by any payments made previously pursuant to Section 2.4(c)(1).  If the Final Group I Companies Net Working Capital and the Final Group I Companies Required Maintenance Amount is equal to the Estimated Group I Companies Net Working Capital and the Estimated Group I Companies Required Maintenance Amount, then no payments will be required by the Seller Parent or the Sellers or the Buyers under Section 2.4(f)(i), and if the Final Group II Companies Net Working Capital and the Final Group II Companies Required Maintenance Amount is equal to the Estimated Group II Companies Net Working Capital and the Estimated Group II Companies Required Maintenance Amount, then no payments will be required by the Seller Parent or the Sellers or the Buyers under Section 2.4(f)(ii).  All such payments by the Buyers or the Seller Parent or the Sellers will be made together with interest accruing at an annual rate of five percent (5%) beginning on the Closing Date and ending on the date of payment.  All payments made pursuant to this Section 2.4 shall be made in immediately available funds by wire transfer to such bank account as the Seller Parent or the Buyers will specify in writing, as applicable.

SECTION 2.5 Allocation of Consideration.

(a)           The Seller Parent, the Sellers and the Buyers agree that the purchase price shall be allocated among the assets of the Project Companies, Dynegy Sandy Creek and Sandy Creek Services for Tax purposes in accordance with Section 1060 of the Code and/or Section 755 of the Code, as applicable, and the Treasury Regulations thereunder.

(b) No later than January 20th of the calendar year following the calendar year in which the Closing occurs, the Buyers shall provide to the Seller Parent an allocation of the Group I Companies Purchase Price and Group II Companies Purchase Price  among the assets of the applicable Project Companies, Dynegy Sandy Creek and Sandy Creek Services for the Seller Parent’s review and comment.  Such allocation will be prepared consistent with Exhibit B.  To the extent that the parties cannot agree upon the Group I Companies Purchase Price allocation within thirty (30) days of the delivery thereof to the Seller Parent, then the matter shall be submitted to the Accounting Firm.  The Accounting Firm shall resolve only the matters still in dispute within thirty (30) days following the engagement of the Accounting Firm for this matter, and such determination shall be final and binding upon the parties.  If the Post-Closing Adjustment Statement has not been finalized pursuant to Section 2.4 or if the Buyers indicate that their internal allocation of either Group I Companies Purchase Price or Group II Companies Purchase Price has not been finalized, then the parties acknowledge that the Group I Companies Purchase Price or Group II Companies Purchase Price  allocation delivered pursuant to this Section 2.5(b) will be subject to further adjustment and the Buyers shall provide the Sellers with an updated Group I Companies Purchase Price or Group II Companies Purchase Price allocation for purposes of this Section 2.5 within ten (10) days of the date that the Post-Closing Adjustment Statement or internal allocation is finalized.

(c) The Sellers and the Buyers each shall prepare an IRS Form 8594 which shall be consistent with the Group I Companies Purchase Price allocation and which the parties shall use to report the transactions contemplated by this Agreement to the applicable Governmental Authorities.  The Seller Parent, each Seller and each Buyer agrees to provide promptly any other information required by any other party to complete IRS Form 8594.

SECTION 2.6 Tax Treatment.  The parties hereto agree that for U.S. federal income tax purposes (a) the transfer of the Relinquished Shares shall be treated as a redemption pursuant to Section 302(a) of the Code and (b) the acquisition of the LLC Interests shall be treated as the acquisition of the assets held by the Project Companies, Dynegy Sandy Creek and Sandy Creek Services, as the case may be, and each of the parties hereto shall report the transactions contemplated by this Agreement consistently with this Section 2.6.

SECTION 2.7 Withholding.  The Buyers shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Sellers such amounts as the Buyers are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of whom such deduction and withholding was made.

ARTICLE III

THE CLOSING

SECTION 3.1 Time and Place of Closing.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York, at 10:00 a.m., local time, on the third (3rd) Business Day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other place or time as the parties may agree in writing.  The parties shall use reasonable efforts to conduct the Closing on the last day of a calendar month.  The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

SECTION 3.2 Deliveries by the Seller Parent and the Sellers.  At the Closing, the Seller Parent and the Sellers shall deliver to the Buyers the following:

(a) certificates of the appropriate public officials to the effect that each of the Seller Parent, the Sellers, the Project Companies, Dynegy Sandy Creek and Sandy Creek Services are validly existing corporations, limited partnerships or limited liability companies, as the case may be, in good standing in their applicable states of organization;

(b) incumbency and specimen signature certificates dated the Closing Date, signed by appropriate officers of the Seller Parent and the Sellers and certified by appropriate officers;

(c)  an executed counterpart by the Seller Parent to the Amended Registration Rights Agreement;

(d) an executed counterpart by DHI to the Senior Notes Registration Rights Agreement;

(e) the Senior Notes;

(f) certificates representing the LLC Interests and an assignment and assumption agreement duly executed by the Sellers in respect of such LLC Interests;

(g) certificates representing the shares of Class A Common Stock to be delivered to the LS Power Shareholder Entities pursuant to the conversion of shares under Section 2.3;

(h) an affidavit of each Seller stating, under penalty of perjury, such Seller’s United States taxpayer identification number and that such Seller is not a foreign person for United States federal income tax purposes, pursuant to Section 1445(b)(2) of the Code;

(i) the books and records (including any Tax Returns and supporting information for any open years) of each Project Company, Sandy Creek Holdings and their respective Subsidiaries not present at such entities on the Closing Date and in the possession and control of the Seller Parent or the Sellers, provided, that the Seller Parent and the Sellers may retain copies of such books and records;

(j) subject to Section 7.2(e), executed counterparts by the Affiliates of the Sellers to an assignment and assumption agreement assigning the Assigned Contracts to the Buyers or their designees;

(k) the Relinquished Share Payment and any payments required to be made pursuant to Section 6.20, in each case, by wire transfer of immediately available funds; and

(l) such other agreements, documents, instruments and writings as are required to be delivered by the Sellers at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

SECTION 3.3 Deliveries by the Buyers.  At the Closing, the Buyers shall deliver to the Sellers the following:

(a) the Estimated Purchase Price by wire transfer of immediately available funds;

(b) certificates of the appropriate public officials to the effect that the Buyers are validly existing limited partnerships or limited liability companies, as applicable, in good standing in their applicable states of organization;

(c) incumbency and specimen signature certificates dated the Closing Date, signed by appropriate officers of the Buyers and certified by appropriate officers;

(d) evidence, reasonably satisfactory to the Sellers, of the Buyers’ compliance with Section 6.5(b);

(e) an executed counterpart by each of the LS Power Shareholder Entities to the Amended Registration Rights Agreement;

(f) an executed counterpart by Adio Bond, LLC to the Senior Notes Registration Rights Agreement;

(g) the resignation of each Class B Director from the Board of Directors of the Seller Parent;

(h) certificates representing the shares of Class B Common Stock to be delivered to the Sellers pursuant to the conversion of shares under Section 2.3;

(i) certificates representing the Relinquished Shares, duly executed with all necessary stock powers in order to effectuate the transfer of the Relinquished Shares to the Seller Parent;

(j) executed counterparties by the Affiliates of the Buyers (or one of the Project Companies or Sandy Creek Holdings or their respective Affiliates or Subsidiaries) to an assignment and assumption agreement assuming the Assigned Contracts from Affiliates of the Sellers; and

(k) such other agreements, documents, instruments and writings as are required to be delivered by the Buyers at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARENT AND THE SELLERS

The Seller Parent and the Sellers hereby represent and warrant to the Buyers, as of the date of this Agreement and as of the Closing Date, as follows:

SECTION 4.1 Organization; Qualification.  Each of the Seller Parent, the Sellers, the Project Companies and Dynegy Sandy Creek is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite corporate, limited liability company or limited partnership power and authority to own, lease, and operate its properties and to carry on the Business.  Each of the Seller Parent, the Sellers, the Project Companies and Dynegy Sandy Creek is duly qualified or licensed to do business as a foreign corporation, foreign limited liability company or foreign limited partnership, as applicable, and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the Business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  Complete and correct copies of each of the Seller Parent’s, the Sellers’, the Project Companies’ and Dynegy Sandy Creek’s certificate of incorporation, by-laws, certificate of formation, limited liability company operating agreement, partnership agreement or similar document as currently in effect have heretofore been delivered or made available to the Buyers or Buyers’ Representative.

SECTION 4.2 Authority Relative to this Agreement.  Each of the Seller Parent and the Sellers has the necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, as applicable, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party, as applicable, and the consummation of the transactions contemplated hereby and thereby have been, and will be, duly and validly authorized by any necessary action on the part of the Seller Parent and the Sellers, their respective boards of directors or other authorized body and the independent director committee of the Seller Parent, and no other action on the part of the Seller Parent and the Sellers is necessary to authorize the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is or will be a party, as applicable, or to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly and validly executed and delivered by each of the Seller Parent and the Sellers, and assuming that this Agreement constitutes a valid and binding agreement of the Buyers, subject to the receipt of the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, constitutes a valid and binding agreement of each of the Seller Parent and the Sellers, and is enforceable against each of the Seller Parent and the Sellers in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

SECTION 4.3 Consents and Approvals; No Violation.

(a)           Other than obtaining the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Seller Parent and the Sellers nor the sale by the Sellers of the LLC Interests owned by the Sellers pursuant to this Agreement will (i) conflict with, violate or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of the Seller Parent, the Sellers, the Project Companies or Dynegy Sandy Creek; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority; (iii) except as set forth in Section 4.3(a) of the Seller Disclosure Schedule, result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which any of the Seller Parent, the Sellers, the Project Companies or Dynegy Sandy Creek are a party or by which the Seller Parent, the Sellers, the Project Companies, Dynegy Sandy Creek or the Business may be bound, except for such defaults (or rights of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) as to which requisite waivers or consents have been obtained; or (iv) violate any material Order or Law applicable to any of the Seller Parent, the Sellers, the Project Companies, Dynegy Sandy Creek or their respective business, properties or assets, except in the case of Section 4.3(a)(ii)-(iii) for those which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as set forth in Section 4.3(b) of the Seller Disclosure Schedule (the items so listed are collectively referred to as the “Seller Required Regulatory Approvals”), no material declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Seller Parent and the Sellers of the transactions contemplated hereby.

(c) Except as set forth in Section 4.3(c) of the Seller Disclosure Schedule, there is no Material Contract as to which (i) a third party must provide a consent to the assignment of such Material Contract to the Buyers or (ii) a third party consent is necessary for the consummation by the Seller Parent or the Sellers of the transactions contemplated hereby.

SECTION 4.4 Capitalization; Membership Interests; Capital Spares, Emissions Allowances and Inventory Items.

(a) Section 4.4(a) of the Seller Disclosure Schedule sets forth all of the outstanding and authorized limited liability company membership interests of the Project Companies, Dynegy Sandy Creek and Sandy Creek Services, and all such interests are owned by the parties as described in such schedules.  All of the outstanding LLC Interests have been duly authorized and validly issued, fully paid and nonassessable, and are held of record and Beneficially Owned by the Sellers indicated in Section 4.4(a) of the Seller Disclosure Schedule.  There are no preemptive rights or any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements of any kind to which any of the Sellers, the Project Companies, Dynegy Sandy Creek or Sandy Creek Services are a party or by which they are bound obligating them to issue, deliver or sell additional LLC Interests or limited partnership interests, as applicable, or any securities convertible or exchangeable into LLC Interests or limited partnership interests, as applicable, or obligating the Sellers, the Project Companies, Dynegy Sandy Creek or Sandy Creek Services to grant, extend or enter into any such subscription, option, warrant, call, right, convertible security or agreement.  At the Closing, the Sellers will transfer good, valid and marketable title in and to the LLC Interests to the Buyers, free and clear of all Encumbrances (other than Encumbrances created by the Buyers).

(b) Section 4.4(b) of the Seller Disclosure Schedule sets forth a complete list, as of the date hereof, of all of the Subsidiaries of the Project Companies, Dynegy Sandy Creek and Sandy Creek Services and their respective jurisdictions of incorporation or organization, the jurisdictions in which they are qualified to do business and the percentage of outstanding equity interests owned directly or indirectly by the Seller Parent and the Sellers.  All issued and outstanding shares of capital stock or other securities of each Subsidiary of the Project Companies, Dynegy Sandy Creek and Sandy Creek Services owned by the Seller Parent and the Sellers are duly authorized, validly issued, fully paid and nonassessable, and all such equity interests are owned, directly or indirectly, beneficially and of record by the entities set forth in Section 4.4(b) of the Seller Disclosure Schedule, free and clear of any Encumbrances (other than Encumbrances created by the Buyer). Other than as set forth in Section 4.4(b) of the Seller Disclosure Schedule, none of the Project Companies, Dynegy Sandy Creek or Sandy Creek Services owns any debt or equity interests in any Person.

(c) Section 4.4(c) of the Seller Disclosure Schedule sets forth a complete list, as of the date hereof, of all of the Capital Spares, Emissions Allowances and Inventory Items related to the Project Companies or the Business as of the date hereof.

(d) No Indebtedness of any of the Project Companies, Dynegy Sandy Creek and Sandy Creek Services is outstanding or may be incurred that provides for the right to vote (or is convertible into, or exchangeable for, securities having the right to vote) on any matters on which the holders of interests of any of the Project Companies, Dynegy Sandy Creek and Sandy Creek Services may vote.

SECTION 4.5 Reports and Financial Statements.

(a) Set forth in Section 4.5 of the Seller Disclosure Schedule are the following financial statements (the “Financial Statements”): (i) true and complete copies of the unaudited trial balances of the Project Companies and Dynegy Sandy Creek as of and for the fiscal year ended December 31, 2008 and as of and for the six months ended June 30, 2009 (the “Trial Balances”), (ii) audited balance sheets and statements of income and cash flow as of and for the fiscal year ended December 31, 2008 for each of Sandy Creek Services, Sandy Creek Holdings and Sandy Creek Energy Associates (the “Sandy Creek Financial Statements”), and (iii) unaudited balance sheets and statements of income and cash flow as of and for the six months ended June 30, 2009 for Sandy Creek Services, Sandy Creek Holdings and Sandy Creek Energy Associates (the “Interim Sandy Creek Financial Statements”).

(b) The Trial Balances were prepared from, and are in accordance with, the books and records of each of the Project Companies and Dynegy Sandy Creek, which books and records have been maintained in accordance with applicable Law and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of each of the Project Companies and Dynegy Sandy Creek as of such dates and the results of operations of each of the Project Companies and Dynegy Sandy Creek for such periods, are correct and complete, and are consistent with the books and records of each of the Project Companies and Dynegy Sandy Creek, with the exception of normal year-end adjustments (which will not be material individually or in the aggregate), the allocation of corporate interest and general and administrative expenses, the provision of deferred taxes, reporting adjustments and the absence of footnote disclosures.

(c) The Sandy Creek Financial Statements and the Interim Sandy Creek Financial Statements are prepared from, and are in accordance with, the books and records of each of Sandy Creek Services, Sandy Creek Holdings and Sandy Creek Energy Associates, which books and records have been maintained in accordance with applicable Law, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of each of Sandy Creek Services, Sandy Creek Holdings and Sandy Creek Energy Associates as of such dates and the results of operations and cash flows of each of  Sandy Creek Services, Sandy Creek Holdings and Sandy Creek Energy Associates for such periods, are correct and complete, and are consistent with the books and records of Sandy Creek Services, Sandy Creek Holdings and Sandy Creek Energy Associates; provided, however, that the Interim Sandy Creek Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and do not include footnotes and other presentation items.

(d) Since the Balance Sheet Date, none of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or Sandy Creek Energy Associates have effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

SECTION 4.6 Absence of Undisclosed Liabilities.  The only Liabilities to which the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or any of their respective Subsidiaries are subject are (a) Liabilities expressly disclosed in the Trial Balances and the Interim Sandy Creek Financial Statements as of June 30, 2009, (b) Liabilities incurred in the ordinary course of business and consistent with past practice since June 30, 2009, that are not in excess of $400,000 individually or $4,000,000 in the aggregate, (c) Liabilities otherwise disclosed in Section 4.6 of the Seller Disclosure Schedule, and (d) Current Liabilities included in the calculation of Net Working Capital.

SECTION 4.7 Absence of Certain Changes or Events.  Except as otherwise contemplated by this Agreement or as set forth in Section 4.7 of the Seller Disclosure Schedule, since June 30, 2009, each of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and their respective Subsidiaries have conducted the Business only in the ordinary course and in a manner consistent with past practice, and there has not been any state of facts, changes, developments, events, effects, conditions or occurrences that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 4.8 Title to Personal Property.  Except as set forth in Section 4.8 of the Seller Disclosure Schedule, each of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and their respective Subsidiaries has good, valid and marketable title to, or rights by license, lease or other agreement to use, all personal properties and assets (or rights thereto) necessary to permit the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and their respective Subsidiaries to conduct the Business in the manner currently conducted, except as which does not and would not reasonably be expected to materially detract from the value of the affected Operating Project or the Sandy Creek Project, materially impair the use of the affected Operating Project or the Sandy Creek Project in the manner such Operating Project or the Sandy Creek Project is currently being used or materially impair the operations or the conduct of the Business.

SECTION 4.9 Real Property.  Section 4.9 of the Seller Disclosure Schedule sets forth a true and complete list of all real property owned or leased by each of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and their respective Subsidiaries (or to which any of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and their respective Subsidiaries holds an interest therein) (the “Real Property”).  Each of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and their respective Subsidiaries has good, valid, marketable and indefeasible title to all of the Real Property, subject only to Permitted Encumbrances and such other Encumbrances or imperfections or failure of title that do not and would not reasonably be expected to materially detract from the value of the affected Operating Project or the Sandy Creek Project, materially impair the use of the affected Operating Project or the Sandy Creek Project in the manner such Operating Project or the Sandy Creek Project is currently being used or materially impair the operations or the conduct of the Business.

SECTION 4.10 Leasehold Interests.  Other than as set forth on Section 4.10 of the Seller Disclosure Schedule, all Material Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by any of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and their respective Subsidiaries and, to the Sellers’ Knowledge, any other party thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default thereunder.  Except as set forth on Section 4.10 of the Seller Disclosure Schedule, there have been no subleases or assignments entered into with respect to any of the Material Leases.

SECTION 4.11 Insurance.  Other than as set forth on Section 4.11 of the Seller Disclosure Schedule (i) all material policies of fire, liability and other forms of insurance purchased or held by, for the benefit of, and insuring the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or their respective Subsidiaries, or their respective assets, businesses, operations, employees, officers or directors are valid, enforceable and in full force and effect; all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid; and no notice of cancellation, termination, non-renewal, denial or threatened denial has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation, (ii) no claims are pending, and (iii) no material claims have been made since April 2, 2007, against the insurance policies of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or their respective Subsidiaries.

SECTION 4.12 Environmental Matters.  Other than as set forth on Section 4.12 of the Seller Disclosure Schedule:

(a) The Project Companies, Dynegy Sandy Creek and their respective Subsidiaries are and have been (with respect to each Legacy Entity, only since such Legacy Entity’s applicable Acquisition Date) in material compliance with all applicable Environmental Laws.  Notwithstanding the generality of the foregoing, the Project Companies, Dynegy Sandy Creek and their respective Subsidiaries make no affirmative representation or warranty concerning the applicability of, or compliance with any new source review requirements under the Federal Clean Air Act or state analogue thereto, regarding any maintenance, repair or replacement project undertaken at any plant owned or operated by the Project Companies or at the Sandy Creek Project.

(b) None of the Project Companies, Dynegy Sandy Creek and their respective Subsidiaries has (with respect to each Legacy Entity, only since such Legacy Entity’s applicable Acquisition Date) received any communication from any Governmental Authority or other party alleging that any of the Project Companies, Dynegy Sandy Creek and their respective Subsidiaries or any facility owned, operated, or subject to development by any of the Project Companies, Dynegy Sandy Creek and their respective Subsidiaries, is not in compliance with or has any liability under, or requesting any information pursuant to, applicable Environmental Laws, including without limitation any new source review requirements under the Federal Clean Air Act or state analogue thereto, in each case.

(c) Each of the Project Companies, Dynegy Sandy Creek and their respective Subsidiaries has (with respect to each Legacy Entity, only since such Legacy Entity’s applicable Acquisition Date) obtained and possesses all material Permits required under any Environmental Law, including without limitation all air emissions authorizations and allowances, and wastewater and stormwater discharge authorizations, and water rights and use requirements (collectively, the “Environmental Permits”) necessary for the construction as of the Closing Date or for operation of its facilities that are operational as of the Closing Date, or the conduct of its business, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending approval by any Governmental Authority and, to the Sellers’ Knowledge, such approval will not be materially conditioned or delayed, and the Project Companies, Dynegy, Sandy Creek and their respective Subsidiaries are in material compliance with all the terms and conditions of the Environmental Permits and applications.

(d) There is no Environmental Claim pending or, to the Sellers’ Knowledge, threatened against any of the Project Companies, Dynegy Sandy Creek and their respective Subsidiaries.

(e) There has been no Release by any of the Project Companies, Dynegy Sandy Creek and their respective Subsidiaries (with respect to each Legacy Entity, only since such Legacy Entity’s applicable Acquisition Date) of any Hazardous Material that has formed or would reasonably be expected to form the basis of (A) any Environmental Claim against any of the Project Companies, Dynegy Sandy Creek and their respective Subsidiaries or against any person whose liability for such claim the Project Companies, Dynegy Sandy Creek and their respective Subsidiaries has or may have retained or assumed, either by operation of Law or by Contract, or (B) any requirement pursuant to applicable Environmental Law on the part of any of the Project Companies, Dynegy Sandy Creek and their respective Subsidiaries to undertake any Remedial Action.

(f) No claims for indemnification have been made with respect to any Environmental Claims with respect to the Sellers’ acquisition of any of the Project Companies, Dynegy Sandy Creek and their respective Subsidiaries.

(g) The Project Companies, Dynegy Sandy Creek or their respective Subsidiaries (with respect to each Legacy Entity, only since such Legacy Entity’s applicable Acquisition Date) have not transported or arranged for the transport of Hazardous Materials to any site that, to the Seller’s Knowledge, is the subject of any Remedial Action required or undertaken by a Governmental Authority pursuant to Environmental Law.

(h) The representations and warranties made in this Section 4.12 are the Sellers’ exclusive representations and warranties relating to environmental matters.

SECTION 4.13 Labor and Employment Matters.

(a) None of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or any of their respective Subsidiaries has any employees or maintains any employee benefit plans (within the meaning of Section 3(3) of ERISA or otherwise) or compensation arrangements.  The persons identified on Section 4.13(a)(i) of the Seller Disclosure Schedule (the “Project Employees”) are all of the persons that provide full-time on site services to the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and their respective Subsidiaries and are employed by a third-party vendor or an Affiliate of a Seller.  Section 4.13(a)(ii) of the Seller Disclosure Schedule lists each Contract between a third-party vendor or an Affiliate of the Seller Parent, on the one hand, and any of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or their respective Subsidiaries, on the other hand, pursuant to which employees of a third-party vendor or an Affiliate of the Seller Parent provide on site employee services principally dedicated to the Operating Projects, the Sandy Creek Project, the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or their respective Subsidiaries.

(b) Except as set forth on Section 4.13(b) of the Seller Disclosure Schedule, none of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or any of their respective Subsidiaries (i) is a party to or bound by any collective bargaining agreements or other similar labor contracts, (ii) has any active union organizing activity with respect to the Business or (iii) has any pending labor strike, walk-out, dispute, work-stoppage, lockout, arbitration or grievance proceeding, in each case, that would be material to the Business.

(c) Except as set forth in Section 4.6 of the Seller Disclosure Schedule, none of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or any of their respective Subsidiaries, nor any other entity which, together with any of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or any of their respective Subsidiaries would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code contributes to or has in the past six years sponsored, maintained, contributed to or had any liability in respect of any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA, including but not limited to a “multiemployer plan,” within the meaning of Section 3(37) of ERISA and none of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or any of their respective Subsidiaries otherwise has any Liabilities pursuant to Title IV of ERISA.

(d) To the Sellers’ Knowledge, neither the Seller Parent nor any of its Affiliates has received notice with respect to any Project Employees and former employees of the Seller Parent or its Affiliates who were principally dedicated to the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or any of their respective Subsidiaries of any charges before any Governmental Authority responsible for the prevention of unlawful employment practices and each of the Seller Parent and its Affiliates are in material compliance with all applicable Laws respecting employment practices, occupational health and safety, labor relations, terms and conditions of employment, employee benefits and similar Laws with respect to the Project Employees and former employees of the Seller Parent or its Affiliates who were principally dedicated to the Operating Projects, the Sandy Creek Project, the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or any of their respective Subsidiaries.  Neither the Seller Parent nor any of its Affiliates has Knowledge that it has received notice of any investigation related to the Project Employees or former employees of the Seller Parent or its Affiliates who were principally dedicated to the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or any of their respective Subsidiaries by a Governmental Authority responsible for the enforcement of labor or employment Laws and regulations and, to the Sellers’ Knowledge, no such investigation is threatened.

SECTION 4.14 Certain Contracts and Arrangements.  Section 4.14 of the Seller Disclosure Schedule sets forth a complete list of all Material Contracts.  Except as set forth on Section 4.14 of the Seller Disclosure Schedule, the Sellers have delivered or made available to the Buyers true and complete copies of all written Material Contracts (and written summaries of all oral Material Contracts).

(a) Each Material Contract constitutes a valid and binding obligation of the parties thereto and is in full force and effect and shall continue in full force and effect, unless such Material Contract expires of its own terms or is lawfully terminated by the counterparty thereto in accordance with such counterparty’s rights, in each case without breaching the terms thereof in any material respect, resulting in the forfeiture or impairment of any rights in any material respect thereunder, or resulting in any Liability or obligation to the Buyers, the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or any of their respective Subsidiaries or Affiliates.

(b) Except as disclosed in Section 4.14(b) of the Seller Disclosure Schedule, there is not, under any of the Material Contracts, any default or event which, with notice or lapse of time or both, would constitute a default in any material respect on the part of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or any of their respective Subsidiaries, any Affiliate of the Seller Parent or, to the Sellers’ Knowledge, any other party thereto, except for such events of default and other events as to which requisite waivers or consents have been obtained.

SECTION 4.15 Legal Proceedings, etc.  Except as set forth on Section 4.15 of the Seller Disclosure Schedule, there are no suits, claims, actions, administrative, arbitral, litigation or other proceedings, inquiries, audits, hearing petitions, grievances, complaints or governmental or regulatory investigations (each an “Action”) or group of Actions pending or, to the Sellers' Knowledge, threatened by or against any of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or their respective Subsidiaries (or by or against the Seller Parent, the Sellers or their Affiliates, with respect to the operation of the Business) by or before any Governmental Authority.  Except as set forth on Section 4.15 of the Seller Disclosure Schedule, none of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or any of their respective Subsidiaries (or the Seller Parent, the Sellers and their Affiliates, with respect to the operation of the Business) are subject to any outstanding Order.  The provisions of this Section 4.15 shall not apply to environmental matters, which are the subject of representations and warranties contained in Section 4.12.

SECTION 4.16 Compliance with Laws.  The Project Companies, Dynegy Sandy Creek, Sandy Creek Services and their respective Subsidiaries (and the Seller Parent, the Sellers and their Affiliates, with respect to the operation of the Business) are, and have been (with respect to each Legacy Entity, only since such Legacy Entity’s applicable Acquisition Date), in compliance in all material respects with all Laws or Orders of any Governmental Authority applicable to the Business and have not received any notice, and there has been no Action filed, commenced or threatened against the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or any of their respective Subsidiaries (or the Seller Parent, the Sellers and their Affiliates, with respect to the operation of the Business) alleging any material violation of any Law or Order of any Governmental Authority.  The provisions of this Section 4.16 shall not apply to environmental matters, which are the subject of representations and warranties contained in Section 4.12.

SECTION 4.17 Permits.  (a) Each of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and their respective Subsidiaries or Affiliates have, or have the benefits of, all material permits, licenses, franchises and other governmental authorizations, consents and approvals (collectively, “Permits”) (other than with respect to Environmental Laws) necessary to operate the Business as presently operated and in accordance with applicable Law, which Permits and the holders thereof are set forth on Section 4.17(a) of the Seller Disclosure Schedule, (b) except as otherwise set forth in Section 4.17(b) of the Seller Disclosure Schedule, all such Permits are in full force and effect and (c) except as otherwise set forth in Section 4.17(c) of the Seller Disclosure Schedule, solely with respect to the Business, none of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, the Seller Parent, the Sellers or their respective Subsidiaries or applicable Affiliates (with respect to each Legacy Entity, only since such Legacy Entity’s applicable Acquisition Dates) or, to the Sellers’ Knowledge, Sandy Creek Holdings, have received any written notification that they are in violation in any material respect of any of such Permits, or any Law or Order of any Governmental Authority.  The Project Companies, the Sellers and their respective Subsidiaries and applicable Affiliates are in compliance in all material respects with all Permits.  The provisions of this Section 4.17 shall not apply to environmental matters, which are the subject of representations and warranties contained in Section 4.12.

SECTION 4.18 Regulatory Matters.  Except as set forth in Section 4.18 of the Seller Disclosure Schedule, each Project Company (i) is authorized by FERC to make wholesale sales of electric energy, capacity and ancillary services at market-based rates pursuant to Section 205 of the FPA; (ii) has obtained the blanket authorizations and waivers that are typically granted by FERC to the Sellers with market-based rate authorization, including blanket authorization pursuant to Section 204 of the FPA to issue securities and assume liabilities; (iii) is in compliance with FERC’s regulations applicable to market-based rate sellers; (iv) is an Exempt Wholesale Generator pursuant to PUHCA 2005 and FERC’s regulations; and (v) operates its respective power generation facility in material compliance with all applicable standards of the North American Electric Reliability Corporation.  None of Dynegy Sandy Creek, Sandy Creek Services, any Subsidiary of Dynegy Sandy Creek or Sandy Creek Services, nor any Subsidiary of the Project Companies is subject to regulation as a “public utility” under the FPA or is a “public-utility company” under PUHCA 2005.  The Project Companies, Dynegy Sandy Creek, Sandy Creek Services and their respective Subsidiaries are not subject to regulation as public utilities or public service companies (or similar designation) by any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

SECTION 4.19 Taxes.

(a)           The Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings, the Seller Parent, the Sellers and their respective Subsidiaries have, in respect of the Business, (i) timely filed all material Tax Returns required to be filed, and (ii) paid in full or will timely pay in full all material Taxes owed in respect of the Business, whether or not shown to be due on such Tax Returns.  All such Tax Returns are true, correct and complete in all material respects.  Neither the Seller Parent nor the Sellers have received any notice of deficiency or assessment from any Governmental Authority with respect to liabilities for Taxes of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or their respective Subsidiaries in respect of the Business, which have not been fully paid or finally settled, unless being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.  There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Sellers’ Knowledge, threatened, in respect of Taxes of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or their respective Subsidiaries or otherwise relating to the Business.  There are no Encumbrances, other than Permitted Encumbrances, upon any of the assets of the Business. There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Business for any period.

(b) Each of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and, to the Sellers’ Knowledge, Sandy Creek Holdings and their respective Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting requirements, in connection with amounts paid or owing to any employee, creditor, partner, member, independent contractor or other third party.

(c) None of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or, to the Sellers’ Knowledge, Sandy Creek Holdings or their respective Subsidiaries have engaged in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d) Except as set forth in Section 4.19 of the Seller Disclosure Schedule, each of the Project Companies is and has been since its inception treated as a disregarded entity for U.S. federal income tax purposes.  Each of Dynegy Sandy Creek, Sandy Creek Services and, to the Sellers’ Knowledge, Sandy Creek Holdings and Sandy Creek Energy Associates is and has been since its inception treated as a partnership or a disregarded entity for U.S. federal income tax purposes.

(e) Except as set forth in Section 4.19 of the Seller Disclosure Schedule, none of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or, to the Sellers’ Knowledge, Sandy Creek Holdings or any of their respective Subsidiaries (i) is a party to, bound by or has any obligation under any Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding or (ii) has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6, under contract or as a successor or transferee in interest.

(f) None of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or, to the Sellers’ Knowledge, Sandy Creek Holdings or any of their respective Subsidiaries has received any written notice of a claim made by any Governmental Authority in a jurisdiction where such entity does not file a Tax Return stating that such entity or any Seller is or may be subject to taxation by that jurisdiction for Taxes what would be covered by or subject of such Tax Return.  Section 4.19 of the Seller Disclosure Schedule sets forth a list of states, territories and jurisdictions (whether foreign or domestic) in which each of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries file Tax returns.  To the Sellers’ Knowledge, no such entity is required to file Tax Returns in any jurisdiction other than those set forth in Section 4.19 of the Seller Disclosure Schedule.

(g) Except as set forth on Section 4.19 of the Seller Disclosure Schedule, none of the assets of any of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services or, to the Sellers’ Knowledge, Sandy Creek Holdings or any of their respective Subsidiaries directly or indirectly secures any Indebtedness the interest on which is tax exempt under Section 103(a) of the Code, is property required to be treated as being owned by any other person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code, or is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(h) To Sellers’ Knowledge, all amounts due and owing by the Seller Parent, the Sellers and their respective Affiliates with respect to any of the “Home Office Agreements” set forth on Schedule 1.1(11) (Assigned Contracts) or Schedule 4.14 (Material Contracts) or other IRB Contracts have been paid in full and there are no accrued but unpaid obligations for lease payments, additional payments or other such obligations with respect to the IRB Bonds and associated agreements.  Upon the assignment of the IRB Bonds, none of the Seller Parent, the Sellers or their respective Affiliates shall have any further rights with respect to any payments of principal or interest or other amounts with respect to the IRB Bonds or any associated agreements.

SECTION 4.20 Affiliate Transactions.  Except as set forth on Section 4.20 of the Seller Disclosure Schedule or for Contracts that will be terminated prior to the Closing in accordance with Section 6.16, there are no Contracts or transactions between the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or any of their respective Subsidiaries, on the one hand, and (A) the Seller Parent, the Sellers or any other Affiliates or Subsidiaries of the Seller Parent, on the other hand, or (B) (i) any officer, manager or director of the Sellers, the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries, or (ii) any Affiliate of any such officer, manager or director, on the other hand (each such Contract and transaction referred to in clauses (A) and (B), whether entered into before or after the date hereof, an “Affiliate Contract”).

SECTION 4.21 Developmental Rights.  Except as set forth in Section 4.21 of the Seller Disclosure Schedule, no third party has been granted by the Seller Parent, the Sellers, the Project Companies, or any of their Subsidiaries or Affiliates any right to expand, convert or develop any of the Operating Projects or the Sandy Creek Project.  Upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the Buyers, their Subsidiaries and their Affiliates shall have all expansion, conversion and development rights (and any related property and assets) that the Seller Parent, the Sellers, Dynegy Sandy Creek, Sandy Creek Services and their Subsidiaries or Affiliates have immediately prior to the date hereof or obtain prior to the Closing Date associated with the Operating Projects and the Sandy Creek Project, subject to applicable Laws.

SECTION 4.22 Brokers' Fee.  Other than Goldman, Sachs & Co. and Greenhill & Co., LLC, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker, finder or similar fee or other commission from, the Seller Parent or the Sellers or any of their Affiliates in connection with this Agreement or the other Transaction Documents to which such entity is or will be a party, as applicable, or the transactions contemplated hereby or thereby.

SECTION 4.23 IRB.  All rights, responsibilities, privileges and obligations of each of the entities set forth on Section 4.23 of the Seller Disclosure Schedule relating to the IRB Bonds and the IRB Contracts have been assumed by, assigned to or otherwise transferred to the applicable entities set forth on Section 4.23 of the Seller Disclosure Schedule.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

The Buyers hereby represent and warrant to the Seller Parent and the Sellers, as of the date of this Agreement and as of the Closing Date, as follows:

SECTION 5.1 Organization.  Each of the Buyers is a limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business.

SECTION 5.2 Authority Relative to this Agreement.  Each of the Buyers has full limited partnership or limited liability company power, as applicable, and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been, and will be, duly and validly authorized by the respective general partners, boards of managers or other authorized body of the Buyers and no other limited partnership, limited liability company or other proceedings on the part of the Buyers are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by the Buyers, and assuming that this Agreement constitutes a valid and binding agreement of the Sellers, subject to the receipt of the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, constitutes a valid and binding agreement of the Buyers, and is enforceable against each of the Buyers in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

SECTION 5.3 Consents and Approvals; No Violation.

(a)           Other than obtaining the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Buyers nor the consummation of the transactions contemplated by this Agreement shall:  (i) conflict with, violate or result in any breach of any provision of the certificate of limited partnership, limited liability company or partnership agreement (or other similar governing documents) of the Buyers; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which any of the Buyers or any of their respective Subsidiaries are a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) as to which requisite waivers or consents have been obtained or which would not reasonably be expected to, individually or in the aggregate, directly or indirectly, prevent or materially impair or delay the Buyers' ability to perform their obligations hereunder; or (iv) violate any Order or Law applicable to the Buyers or their businesses, properties or assets, which violation would reasonably be expected to, individually or in the aggregate, directly or indirectly, prevent or materially impair or delay the Buyers' ability to perform their obligations hereunder.

(b) Except as set forth in Section 5.3(b) of the Buyer Disclosure Schedules (the items so listed are collectively referred to as the “Buyer Required Regulatory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Buyers of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not reasonably be expected to, individually or in the aggregate, directly or indirectly, prevent or materially impair or delay the Buyers' ability to perform its obligations hereunder.

SECTION 5.4 Title.  The LS Power Shareholder Entities are the record and beneficial owners of the Relinquished Shares.  Other than any restrictions or obligations contained in the Current Shareholders Agreement or in the organizational documents of the Seller Parent, there are no preemptive rights or any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements of any kind to which either the Buyers are a party or by which any of them are bound obligating them to deliver or sell the Relinquished Shares or any securities convertible or exchangeable into the Relinquished Shares or obligating the Buyers to grant, extend or enter into any such subscription, option, warrant or agreement.  At the Closing, the Buyers will transfer the Relinquished Shares to the Sellers, and the Sellers will have acquired good, valid and marketable title in and to the Relinquished Shares, free and clear of all Encumbrances or other restrictions.

SECTION 5.5 Approvals; Availability of Funds.

(a) The Buyers have received all necessary approvals authorizing the execution of this Agreement and the consummation of the transaction hereunder, including the Funding to be provided at Closing.

(b) The Buyers have access to sufficient cash, and have provided to the Seller Parent the evidence set forth in Section 5.5(b) of the Buyer Disclosure Schedule, to enable it to pay at the Closing the Estimated Purchase Price and all related Expenses (subject to Section 10.10) reasonably expected to be required in connection with the consummation of the transactions contemplated hereby (the “Funding”) and will maintain such Funding through the Closing.  For the avoidance of doubt, it shall not be a condition to the Closing for the Buyers to obtain the Funding or any other financing in order for it to consummate the transactions contemplated hereby.

SECTION 5.6 Acquisition for Investment; Due Diligence; Accredited Investor Status. The Buyers are informed and sophisticated purchasers experienced in financial and business matters and the evaluation and purchase of businesses such as the Business as contemplated hereunder and have made their own independent inquiry and investigation into and based thereon have formed an independent judgment concerning the Business and the LLC Interests.  The Buyers are acquiring the LLC Interests for their own account and without any present intention of distributing or selling the LLC Interests in violation of any applicable Laws and, with respect to the LLC Interests, for investment purposes only and not with a view toward or for sale in connection with any distribution thereof.  Each of the Buyers qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act of 1933, as amended.  The Buyers agree that the LLC Interests have not been registered under, and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, and any other provision of applicable state securities Laws, except pursuant to an exemption from such registration available under such Act or Laws.  The Buyers have undertaken such investigation and have been provided with and have evaluated such documents and information as they deemed necessary to enable them to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  The Buyers have been furnished with the materials relating to the Buyers' purchase of the LLC Interests that they have requested, and the Sellers have provided the Buyers the opportunity to ask questions of the officers and management employees of the Business and to acquire additional information about the Business and financial condition of the Business.

SECTION 5.7 Brokers' Fee.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker, finder or similar fee or other commission from, the Buyers or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby for which the Seller Parent or any of its Subsidiaries or Affiliates would have any Liability.

ARTICLE VI

COVENANTS OF THE PARTIES

        SECTION 6.1 Conduct of Business of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and Sandy Creek Holdings.

(a) Except (i) as described in Section 6.1(a) of the Seller Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement, (iii) as required by applicable Law, (iv) with the Buyers’ Representative’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned or (v) for actions taken in connection with any emergency (but only to the extent of any such emergency, and for no longer than as required by such emergency), during the period from the date of this Agreement to the Closing Date, the Seller Parent and the Sellers covenant that the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries shall (1) operate the Business only in, and not take any action except in, the ordinary course of business, consistent with past practice, including in material compliance with applicable Laws, (2) use commercially reasonable efforts (A) to preserve substantially intact their business organization, (B) to preserve their assets and properties in good repair and condition, (C) to preserve their present relationships with Governmental Authorities, customers, suppliers and other Persons with which they have business relations and (D) to keep available the services of their present officers and key employees, and (3) take the actions specified in and in accordance with Section 6.1(a) of the Seller Disclosure Schedule.

(b) Without limiting the generality of the foregoing paragraph (a), and except (i) as described in Section 6.1(b) of the Seller Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement, (iii) as required by applicable Law, (iv) with the Buyers’ Representative’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned or (v) for actions taken in connection with any emergency (but only to the extent of and for no longer than as required by any such emergency, and provided that the Seller Parent and the Sellers agree to promptly notify the Buyers of any such emergency), neither the Seller Parent nor the Sellers shall (with respect to the ownership, operation and maintenance of each of the Project Companies and the Operating Projects, and all such Project Companies and Operating Projects in the aggregate (including any current or future expansion, build out, development or other similar rights)), and the Seller Parent and the Sellers shall cause the Project Companies and their respective Subsidiaries not to:

(i) (A) create, incur or assume any Indebtedness for money borrowed in excess of $2,500,000; or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(ii) issue, sell, pledge, dispose of or encumber any of its equity securities, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any of its equity securities of any class or any other property or assets;

(iii) make any material change in the operations of the Business, including without limitation the levels of materials, supplies, parts, equipment, emissions allowances, emission reduction credits and inventory customarily maintained by the Business;

(iv) sell, lease (as lessor), transfer or otherwise dispose of any of the assets of the Business with a value or for an amount equal to or greater than $2,500,000 in the aggregate, excluding Capital Spares, Emissions Allowances and Inventory Items, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance (other than Permitted Encumbrances) on, any of the assets of the Business;

(v) enter into or materially amend, assign, terminate, cancel or renew any Material Contract or Permit, other than any such Material Contract or Permit that will expire or be satisfied in full prior to the Closing Date with no ongoing obligations or liabilities following the Closing, or as required by applicable Law;

(vi) enter into or materially amend any real or personal property Tax agreement, treaty or settlement, which would affect the Tax liability of any of the Project Companies or their Subsidiaries for any tax period ending after the Closing Date;

(vii) make, change or rescind any material Tax election; fail to duly and timely file all material Tax Returns and other documents required to be filed with any Governmental Authority, subject to timely extensions permitted by applicable Laws; extend the statute of limitations with respect to any Tax; or settle or compromise any material federal, state, local or foreign Tax liability or audit;

(viii) waive, release, assign, settle or compromise any pending or threatened Action having an amount in issue in excess of $300,000 or which in any event is material to the Business;

(ix) amend or materially change their organizational documents;

(x) fail to maintain their books and records in accordance with GAAP in any material respect or change any method of accounting or accounting practice by the Project Companies except for any such change required by GAAP;

(xi) merge, amalgamate or consolidate with any other Person or acquire all or any substantial part of the business or assets of any other Person, or acquire ownership or control of any capital stock, bonds, or other securities of, or any property interest in, any Person;

(xii) liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations;

(xiii) fail to discharge any material Liability or make any material payment as it comes due except in connection with a good faith dispute;

(xiv) accelerate or decelerate the making of any payment or the receipt of any accounts receivable, Indebtedness or Liability;

(xv) other than in the ordinary course of business consistent with past practice, fail to maintain in full force and effect all outstanding letters of credit, guarantees or other forms of credit support affecting the Business;

(xvi) fail to maintain in full force and effect insurance policies covering the Business in a form and amount consistent with the Project Companies’ current insurance programs (except to the extent any such policies expire in accordance with their term and are replaced with policies consistent with good practice for independent power companies, subject to insurance market conditions);

(xvii) change or approve a change to the terms and conditions of employment, increase or approve any increase in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Project Employee, except to the extent required by any Benefit Plan, as previously disclosed to the Buyers and in effect on the date hereof;

(xviii) hire any employees or transfer the employment of any employees of the Seller Parent or the Seller to any of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or any of their respective Subsidiaries; and

(xix) agree or otherwise commit to enter into any contract, agreement, commitment or arrangement, whether written or oral, with respect to any of the transactions set forth in the foregoing paragraphs (i) through (xviii).

(c) Sandy Creek Project Management Activities.

(i) Subject to Section 6.21 below, the parties will cooperate in good faith to transition all activities related to the Seller Parent’s Sandy Creek Project-related responsibilities from the Seller Parent to LS Power Sandy Creek (or such other entity designated by the Buyers) as of the Closing Date.  In order to ensure an orderly transition between the date of this Agreement and the Closing Date:

(A)  The Seller Parent will make available to the Sandy Creek Team copies of all Sandy Creek-related documents currently possessed by the Seller Parent on behalf of Sandy Creek Services directly relating to the services being provided (1) by Dynegy Power Services, Inc. to Sandy Creek Services in connection with the Sandy Creek Services LLC Agreement, (2) by Sandy Creek Services to the owners of the Sandy Creek Project  in connection with the Sandy Creek Project Management Agreement or (3) by Dynegy Power Services, Inc. to Sandy Creek Holdings in connection with the Dynegy/Sandy Creek Services Agreement dated as of August 29, 2007 (the services described in clauses (1), (2) and (3) of this Section 6.1(c)(i)(A) being collectively referred to as the “Sandy Creek Project Management Services”).  In addition, as soon as practicable upon reasonable request by the Sandy Creek Team for coordination with the Seller Parent, supplemental documents or information concerning the Sandy Creek Project Management Services, the Seller Parent will make such coordination, supplemental documents or information that it currently possesses available to the Sandy Creek Team.  The Seller Parent shall not be obligated to prepare any supplemental documents that do not currently exist.  All such documents or information will be provided electronically to the extent practicable and will otherwise be made available at the Seller Parent’s offices.  Required coordination with the Seller Parent may include meetings, conference calls, site and/or office visits and other interpersonal interface.

(B) In the event any such information and/or coordination identified in (A) above has been identified as being subject to an attorney-client privilege, the parties will establish a mutually acceptable "joint defense" or similar arrangement with relevant outside counsel where necessary to preserve privilege.

(C)  The Seller Parent shall consult with the Sandy Creek Team with respect to all material Sandy Creek Project Management Services to be provided by the Seller Parent and its Affiliates, including, without limitation, any proposals to third parties that could reasonably be expected to (1) give rise to contractual obligations of Sandy Creek Services, Sandy Creek Holdings or Sandy Creek Energy Associates, or impact the Sandy Creek Project costs, in excess of $75,000 or (2) otherwise materially impact the rights and obligations of Sandy Creek Services, Sandy Creek Holdings or Sandy Creek Energy Associates with respect to the Sandy Creek Project.  In addition, without limiting the approval and consent rights of any of the Buyers or their Affiliates under any existing agreements relating to the Sandy Creek Project Management Services, Sandy Creek Services will not enter into or modify any contractual obligation, on its own behalf, or on behalf of Sandy Creek Holdings or Sandy Creek Energy Associates, if such obligation (or modification thereto) would (1) impose a cost to Sandy Creek Services, Sandy Creek Holdings or Sandy Creek Energy Associates, or impact the Sandy Creek Project costs, in excess of $75,000, or (2) otherwise materially impact the rights and obligations of Sandy Creek Services, Sandy Creek Holdings or Sandy Creek Energy Associates with respect to the Sandy Creek Project, in each case without the Buyers’ Representative’s written consent.  In order to facilitate coordination of activities, Sandy Creek Services will conduct routine update and coordination meetings no less than weekly between the date of this Agreement and the Closing.  Without limiting the generality of the foregoing, the Sandy Creek Team will be notified of and provided the opportunity to initiate and/or participate in any third party meetings or negotiations, including those with any third party providing legal, engineering, procurement and/or construction services for the Sandy Creek Project (it being understood that the Seller Parent personnel will be notified of and provided with the opportunity to participate in any such third party meetings or negotiations initiated by the Sandy Creek Team).

(ii) At the Closing, the parties will enter into the agreement substantially in the form set forth herein as Exhibit C.

SECTION 6.2 Access to Information.  (a)  Between the date of this Agreement and the Closing Date, the Seller Parent and the Sellers shall and shall cause the Project Companies and their respective Subsidiaries, and subject to Section 6.1(c), Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries, to, during ordinary business hours and upon reasonable notice, which, in the case of clauses (i) and (ii), shall be no less than two (2) Business Days, (i) give the Buyers and their Representatives reasonable access to all the officers, employees and agents of the Seller Parent, the Sellers, the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries or otherwise relating to the Business, and to the books, records, plants, offices and other facilities and properties constituting the Business to which the Buyers may be permitted access by Law; (ii) permit the Buyers to make such reasonable inspections thereof as the Buyers may reasonably request, including to conduct Phase I environmental site assessments in accordance with ASTM E1527-5 to the extent reasonably necessary or appropriate in connection with obtaining any financing; (iii) cause their officers and advisors to furnish the Buyers with such financial and reasonably available operating data and other information with respect to the Business as the Buyers may from time to time reasonably request; (iv) cause to be promptly delivered to the Buyers accurate, true and complete copies of weekly and monthly operating reports of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries that are prepared in the ordinary course consistent with past practice; and (v) cause their officers and advisors to furnish the Buyers a copy of each report, schedule or other document filed with or received by them from the FERC with respect to the Business; provided, however, that (A) any access to properties shall be conducted at the Buyers’ sole expense, at a reasonable time, under the reasonable supervision of the Seller Parent’s or the Sellers’ personnel and in such a manner as not to interfere unreasonably with the operation of the Business, (B) none of the Seller Parent, the Sellers, the Project Companies or their respective Subsidiaries shall be required to take any action which, in the opinion of counsel to the Seller Parent, would constitute a waiver of the attorney-client privilege, and (C) none of the Seller Parent, the Sellers, the Project Companies, Dynegy Sandy Creek, Sandy Creek Holdings or their respective Subsidiaries shall be required to supply the Buyers with any information which is subject to a legal obligation not to be supplied; provided, further, that the Seller Parent shall notify the Buyers of such inability to so supply such information and reasonable detail as to the nature of the information withheld.  Notwithstanding anything in this Section 6.2 to the contrary but subject to the Buyers’ rights under Section 6.2(a)(ii), the Buyers shall not have the right to perform or conduct any environmental sampling or testing at, in or underneath the Business without the Seller Parent’s prior approval.  Within fifteen (15) Business Days following the date hereof, the Seller Parent and the Sellers shall cause to be delivered to the Buyers’ Representative a true and complete schedule listing all Environmental Permits and the holders thereof.

(b) All information furnished to or obtained by the Buyers and their Representatives pursuant to this Section 6.2 shall be subject to the provisions of the Confidentiality Agreement, and the Buyers and their Representatives shall be required to treat all information confidential pursuant to such agreement.  In the event of any conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of the Confidentiality Agreement shall govern.  Following the Closing, the Seller Parent and the Sellers agree for a period of two (2) years to keep confidential, and to cause their Representatives to keep confidential, all information relating to the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries, and that neither the Seller Parent, the Sellers nor their Representatives will use any information relating to the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or their respective Subsidiaries in any way detrimental to the Buyers, the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or their respective Subsidiaries.  Notwithstanding anything in this Section 6.2 to the contrary, the Seller Parent, the Sellers and their respective Affiliates shall remain entitled to use any such Confidential Information (as defined in the Confidentiality Agreement) relating to operations of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries, that was previously known or independently developed by the Seller or its Affiliates, to the extent necessary in connection with the ownership and operation of other generating facilities by the Seller or its Affiliates, and may disclose any such Confidential Information used at or with respect to any such other generating facilities to any purchasers or prospective purchasers thereof, subject to a confidentiality agreement not materially less restrictive than the Confidentiality Agreement.  The Buyers acknowledge that certain information has heretofore been provided to third parties in connection with potential sales of certain portions of the Business, and the Seller Parent and the Sellers shall not be responsible for the treatment or use of any such information following the Closing.

(c) For a period of three (3) years after the Closing Date, the Seller Parent and the Sellers and their Representatives shall have reasonable access to, including the right to photocopy, scan, fax or otherwise reproduce, all of the books and records of the Business transferred to the Buyers hereunder to the extent that such access may reasonably be required by the Seller Parent or the Sellers in connection with matters relating to or affected by the operation of the Business prior to the Closing Date; provided, however, that the foregoing time period shall be the greater of five (5) years or the expiration of the applicable statute of limitations, including extensions, in the case of Tax matters relating to or affected by the operation of the Business.  For a period of three (3) years after the Closing Date, the Buyers and their Representatives shall have reasonable access to, including the right to photocopy, scan, fax or otherwise reproduce, all of the books and records of the Business not transferred to the Buyers hereunder to the extent that such access may reasonably be required by the Buyers in connection with matters relating to or affected by the operation of the Business; provided, however, that the foregoing time period shall be the greater of five (5) years or the expiration of the applicable statute of limitations, including extensions, in the case of Tax matters relating to or affected by the operation of the Business.  Such access shall be afforded by the Buyers, the Seller Parent or the Sellers, as applicable, upon receipt of reasonable advance notice and during normal business hours.  The party requesting access shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 6.2(c).  If the Buyers, the Seller Parent or the Sellers shall desire to dispose of any such books and records prior to the expiration of such applicable period, such party shall, prior to such disposition, give the other parties a reasonable opportunity at such other parties’ expense, to segregate and remove such books and records as such other parties may select.

(d) The Seller Parent and the Sellers shall cooperate and be available to answer questions as may be reasonably requested by the Buyers in the Buyers’ preparation of the year-end audited financial statements of each of Sandy Creek Holdings, Sandy Creek Services and Sandy Creek Energy Associates, and shall provide, upon reasonable request by auditors or accountants to such entities, certain limited representations consistent with customary representations generally given by sellers of assets.

SECTION 6.3 Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale of the LLC Interests pursuant to this Agreement including the use of the Seller Parent’s, the Sellers' and the Buyers' commercially reasonable efforts to obtain or have transferred or amended, as appropriate, all Permits and Environmental Permits necessary for the Buyers to operate the Business, and the use of commercially reasonable efforts to cause Adio Bond, LLC to use commercially reasonable efforts to take all actions necessary, proper or advisable to consummate the transactions contemplated by the Note Purchase Agreement; provided, however, that in no event shall Adio Bond, LLC be required pursuant to this Section 6.3 to waive any condition to the closing of the transactions contemplated by the Note Purchase Agreement.  From time to time after the date hereof, without further consideration, the Seller Parent and the Sellers shall, at their own expense, execute and deliver such documents to the Buyers as the Buyers may reasonably request in order to more effectively vest in the Buyers ownership of the LLC Interests.  From time to time after the date hereof, the Buyers shall execute and deliver such documents to the Seller Parent and the Sellers as the Seller Parent and the Sellers may reasonably request in order to more effectively consummate the sale of the LLC Interests pursuant to this Agreement.

SECTION 6.4 Public Statements.  After the execution of this Agreement and through the Closing Date or until termination of this Agreement pursuant to Article IX, the Buyers, the Seller Parent and the Sellers may issue one or more public announcements, statements or other disclosures regarding this Agreement and the transactions contemplated hereby.  The Buyers, the Seller Parent and the Sellers may, but shall not be required to, provide any such public announcement, statement or other disclosure to the other parties for their review. Notwithstanding anything to the contrary herein, no press release relating to the announcement of or in connection with this Agreement shall be released by any party hereto or by any of their respective Affiliates prior to the review of the other parties hereto. For the avoidance of doubt, this Section 6.4 shall not apply to any public announcement, statements or other disclosures by either party other than with respect to this Agreement and the transactions contemplated hereunder.

SECTION 6.5 Consents and Approvals.  (a)  The Seller Parent, the Sellers and the Buyers shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby.  The parties shall consult with each other as to the appropriate time of filing such notifications and shall use commercially reasonable efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing; provided, that no party shall be obligated to share any documents required to be produced under Section 4(c) of the HSR Act with any other party hereto.  Notwithstanding any other provision of this Agreement, none of the Buyers, nor any of their Affiliates, shall be required to take any action, or undertake the divestiture of any asset, property or company or restrict in any material respect the ability of such Person to exercise its rights of ownership with respect to its investment in the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries, other than to provide responsive information required to make any submission or application to a Governmental Authority and to otherwise cooperate in connection with any such submission or application as is necessary and customary under the circumstances.

(b) The Seller Parent and the Sellers shall use commercially reasonable efforts to obtain any amendments or waivers that may be required pursuant to the Credit Agreement (a “Credit Agreement Amendment”) to permit the transactions contemplated by the Transaction Documents; and the Buyers, the Seller Parent and the Sellers shall cooperate and use commercially reasonable efforts to effect the full and unconditional release of the Sellers and their respective Affiliates from the letters of credit, guarantees, collateral or other obligations set forth in Section 6.5(b) of the Seller Disclosure Schedule (the “Credit Facilities”) in order to consummate this Agreement and the transactions contemplated hereby.  Each party at the reasonable request of the other shall execute and deliver, or cause to be executed and delivered, such agreements and other instruments as any party may reasonably request as necessary, proper or advisable to effect or evidence this Section 6.5(b).

(c) The Seller Parent and the Sellers and the Buyers shall cooperate with each other and shall use commercially reasonable efforts to (i) promptly prepare and file all necessary documentation for the approvals from the FCC under the Communications Act of 1934 for license transfers, (ii) promptly effect all necessary applications, notices, petitions and filings, including for the approval of the FERC pursuant to Section 203 of the FPA, for the acquisition by the Buyers and the sale by the Seller Parent and the Sellers of the jurisdictional assets of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries (the “FERC Approval”), and (iii) obtain all necessary consents, approvals and authorizations of all other parties necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Seller Parent, the Sellers, the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings, their respective Subsidiaries or the Buyers are a party or by which any of them is bound.  The Buyers, the Seller Parent and the Sellers shall have the right to review and approve in advance all characterizations of the information relating to the Business and the transactions contemplated by this Agreement which appear in any filing pursuant to this provision made in connection with the transactions contemplated hereby.  The parties hereto agree that they shall consult with each other with respect to the transferring to the Buyers or the obtaining by the Buyers of all such necessary Environmental Permits, Permits, consents, approvals and authorizations of all third parties and Governmental Authorities.

(d) Subject to the terms and conditions of this Agreement, each of the Seller Parent, the Sellers and the Buyers agree to use commercially reasonable efforts to (i) lift or rescind any Order adversely affecting the ability of any of the Seller Parent, the Sellers and the Buyers to consummate the transactions contemplated hereby or by the other Transaction Documents, and (ii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or by the other Transaction Documents or seeking material damages.

(e) The parties hereto shall consult with each other prior to proposing or entering into any stipulation or agreement with any federal, state or local Governmental Authority or agency or any third party in connection with any federal, state or local governmental consents and approvals legally required for the consummation of the transactions contemplated hereby and shall not propose or enter into any such stipulation or agreement without the other party's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

SECTION 6.6 Tax Matters.  (a)  Notwithstanding any other provision of this Agreement, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be apportioned equally between the Seller Parent and the Sellers, on the one hand, and the Buyers, on the other hand, and the Buyers shall file (with the expense of such filing to be borne equally by the Seller Parent and the Sellers, on the one hand, and the Buyers, on the other hand), to the extent required by Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Seller Parent and the Sellers shall join in the execution of any such Tax Returns or other documentation.  Notwithstanding the foregoing, the Seller Parent and the Sellers shall be solely responsible for any Transfer Taxes arising from any action to dissolve, terminate or restructure any Project Company, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or any of their respective Subsidiaries or to convey, distribute or transfer any assets, properties or other rights by deed, bill of sale or otherwise to or from any Project Company, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or any of their respective Subsidiaries, in each case prior to the Closing.

(b) Each of the Buyers, on the one hand, and the Seller Parent and the Sellers, on the other hand, shall provide the other with such assistance (including the signing of Tax Returns) as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination relating to Taxes by any Governmental Authority, or any judicial or administrative proceedings relating to liability for Taxes, and each shall retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination.  Any information obtained pursuant to this Section 6.6 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

(c) From and after the Closing, the Seller Parent and the Sellers shall indemnify and hold harmless the Buyer Indemnitees from and against any Indemnifiable Losses that arise or result from (i) any Taxes imposed with respect to the Business for any Tax period ending on or prior to the Closing Date (a “Pre-Closing Period”); (ii) any Taxes imposed with respect to the Business for any Tax period beginning before but ending after the Closing Date (a “Straddle Period”), but only with respect to the portion of such period up to and including the Closing Date (such portion, a “Pre-Closing Partial Period”); (iii) any liabilities of the Seller Parent and the Sellers or any of their Affiliates (other than the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries) for Taxes, whether arising out of the transactions contemplated by this Agreement or otherwise, for any Tax period; (iv) any Taxes imposed on the Buyers or any of their Affiliates as a result of a breach of a representation or warranty set forth in Section 4.19 (Taxes) and (v) any Taxes resulting from any breach of any covenant or agreement set forth in this Section 6.6 or Section 6.1(b)(vi) or Section 6.1(b)(vii).

(d) Any Taxes for a Straddle Period (other than real and personal property Taxes) shall be apportioned between the Pre-Closing Partial Period and the portion of such Straddle Period that begins after the Closing Date (a “Post-Closing Partial Period”) based on the actual activities, taxable income or taxable loss of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries during such Straddle Period.  The Seller Parent and the Sellers shall be liable for the amount of such Taxes that is attributable to the Pre-Closing Partial Period, and the Buyers shall be liable for the amount of such Taxes that is attributable to the Post-Closing Partial Period.

(e) Real and personal property Taxes for a period including a Pre-Closing Partial Period and a Post-Closing Partial Period shall be apportioned between such Pre-Closing Partial Period and such Post-Closing Partial Period in accordance with Exhibit D.

(f) The Seller Parent and the Sellers shall prepare and file or cause to be prepared and filed when due (including any applicable extensions) all material Tax Returns that are required to be filed by the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries for Pre-Closing Periods, and shall pay all material Taxes shown as due on such Tax Returns.  Such Tax Returns shall be prepared in compliance with applicable Law and in a manner consistent with past practice except as required by a change in Law or fact.  The Seller Parent and the Sellers shall deliver such Tax Returns to the Buyers not later than twenty (20) days prior to the due date (without regard to any applicable extensions) for filing such Tax Returns for the Buyers’ review and comment.  The Buyers and the Seller Parent and the Sellers agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of each such Tax Return by the Buyers or their authorized Representatives, and if no resolution is achieved within two months, the Buyers and the Seller Parent and the Sellers shall engage the Accounting Firm, whose determination of the issue on which there is disagreement shall be binding on the Buyers, the Seller Parent and the Sellers.

(g) The Buyers shall prepare and file or cause to be prepared and filed when due (including any applicable extensions) all Tax Returns that are required to be filed by the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries for taxable years or periods ending after the Closing Date.  With respect to Tax Returns that relate to a Straddle Period (e.g. Tax Returns relating to sales and use Taxes or real or personal property Taxes), the Buyers shall deliver such Tax Returns to the Seller Parent and the Sellers not later than twenty (20) days prior to the due date (including any applicable extensions) for filing such Tax Returns for the Seller Parent’s and the Sellers’ review and comment.  The Buyers, the Seller Parent and the Sellers agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of each such Tax Return by the Seller Parent and the Sellers or their authorized Representatives, and if no resolution is achieved within fifteen (15) days, the Buyers, the Seller Parent and the Sellers shall engage the Accounting Firm, whose determination of the issue on which there is disagreement shall be binding on the Buyers, the Seller Parent and the Sellers.  If the parties are unable to mutually agree on an Accounting Firm then one shall be appointed in accordance with the Federal Arbitration Act, 9 U.S.C. Chapter 1, §5.

(h) Payment by the Seller Parent and the Sellers of any amount due under this Section 6.6 shall be made within ten (10) days following written notice by the Buyers that payment of such amounts to the appropriate Governmental Authority is due; provided that the Seller Parent and the Sellers shall not be required to make any payment earlier than two Business Days before it is due to the appropriate Governmental Authority.  Notwithstanding anything to the contrary herein, if the Seller Parent and the Sellers receive an assessment or other notice of Taxes due with respect to the Business for which the Seller Parent and the Sellers are not responsible, in whole or in part, pursuant to paragraph (a) of this Section 6.6, then the Buyers shall pay such Taxes for which the Seller Parent and the Sellers are not responsible, or if the Seller Parent or the Sellers pay such Taxes, then the Buyers shall pay to the Seller Parent or the Sellers the amount of such Taxes for which the Seller Parent or the Sellers are not responsible within five days following such payment.

(i) Any Tax refund (including any interest paid or credited with respect thereto) relating to Taxes for which the Seller Parent or the Sellers are liable pursuant to Section 6.6 shall be the property of the Seller Parent or the Sellers, and if received by the Buyers, shall be paid over promptly to the Seller Parent and the Sellers.  All other Tax refunds (including any interest paid or credited with respect thereto) relating to the Business shall be the property of the Buyers, and if received by the Seller Parent or the Sellers, shall be paid over promptly to the Buyers.

(j) In the case of an audit or administrative or judicial proceeding of any of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or their respective Subsidiaries involving any asserted liability for Taxes relating to any Pre-Closing Periods, the Seller Parent and the Sellers shall have the right, at their expense, to control the conduct of such audit or proceeding; provided, that the Buyers shall have the right to participate, at their own expense, in any such audit or proceeding and provided, further, that the Seller Parent and the Sellers shall not settle or compromise any such audit or proceeding without the written consent of the Buyers, such consent not to be unreasonably withheld or delayed.  In the case of an audit or administrative or judicial proceeding of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or their respective Subsidiaries involving any asserted liability for Taxes relating to any taxable years or period ending after the Closing Date, the Buyers shall control the conduct of such audit or proceeding; provided, that the Seller Parent and the Sellers shall have the right to participate, at their own expense, in any such audit or proceeding to the extent that it relates to Taxes attributable to a Straddle Period and provided, further, that the Buyers shall not settle or compromise any such audit or proceeding to the extent that it relates to Taxes attributable to a Straddle Period without the written consent of the Seller Parent and the Sellers, such consent not to be unreasonably withheld or delayed.

(k) To the extent there is a contradiction between any other provision in this Agreement and the provisions contained in this Section 6.6, this Section 6.6 shall control.

SECTION 6.7 Supplements to Disclosure Schedules.  Prior to the Closing Date, the parties shall supplement or amend the disclosure schedules required by this Agreement with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been set forth or described in such disclosure schedules, and the disclosure schedules in question shall be deemed to be amended as of the date of this Agreement, except where any supplemental disclosures, individually or in the aggregate, would constitute a Material Adverse Effect; provided, however, that for purposes of the indemnity obligations of the parties in Section 8.1, Section 8.2 and Section 6.6(c)(iv) the disclosure schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto.  Notwithstanding the foregoing, any actions taken after the date of this Agreement and prior to the Closing that are expressly permitted by this Agreement shall be deemed to be included on the schedules as of the date of this Agreement and no supplements or amendments shall be required.

SECTION 6.8 No Implied Representations.  Each party hereby acknowledges and agrees that no party and its respective Affiliates is making any representation or warranty whatsoever, express or implied, except those representations and warranties of such party explicitly set forth in this Agreement.  Except as explicitly set forth herein, neither the Seller Parent and the Sellers nor any of their respective Affiliates, officers, directors, partners, employees or Representatives, as the case may be, has made or is making any representation, express or implied, as to the value of any asset of the Business, or any warranty of merchantability, suitability or fitness for a particular purpose or quality, with respect to any of the tangible assets of the Business, or as to the condition or workmanship thereof, or as to the absence of any defects therein, whether latent or patent.

SECTION 6.9 Casualty Event.

(a) If, prior to the Closing, the Business, or any asset or portion of the Business, is damaged or destroyed by casualty loss (a “Casualty Event”), and (i) the cost of restoring such damage or destruction to the Business or any such asset or portion of the Business to substantially their condition prior to the Casualty Event plus (ii) the lost profits reasonably expected to accrue after the Closing as a result of such Casualty Event to such Business, less (w) the amount of any insurance (whether property damage, business interruption or otherwise) proceeds actually available to the Buyers with respect to such Casualty Event, and less (x) the amount of any tax or other benefit actually available to the Buyers associated with such Casualty Event, as each such cost or amount is estimated by a qualified firm reasonably acceptable to the Buyers and the Seller Parent (collectively, the “Restoration Cost”), is greater than $5,000,000, the Buyers may elect to (y) cause the Seller Parent and its Affiliates to take all necessary action to repair or restore the Business, or the asset or portion of the Business, damaged by the Casualty Event, or (z) reduce the amount of the Purchase Price by the Restoration Cost, by written notice to the Seller Parent within forty five (45) days after the occurrence of such Casualty Event, and such Casualty Event shall not affect the Closing.  If the Restoration Cost is in excess of $100,000,000, the Buyers may, by written notice to the Seller Parent within forty-five (45) days after the date of such Casualty Event, elect to terminate this Agreement.  If the Buyers fail to provide notice of their election within forty-five (45) days after the date of such Casualty Event, the Buyers shall be deemed to have elected to repair or restore the Business under option (y) above.

(b) If the Restoration Cost resulting from such Casualty Event is in excess of $100,000,000, and if the Buyers do not elect to terminate this Agreement as provided in Section 6.9(a), then the Seller Parent may, by written notice to the Buyers, terminate this Agreement within fifteen (15) Business Days of receipt by the Seller Parent of the Buyers’ notice or deemed notice regarding its election.

(c) Notwithstanding Section 6.9(a) or (b), if the Restoration Cost is $5,000,000 or less, (i) neither the Buyers nor the Seller Parent shall have the right or option to terminate this Agreement and (ii) there shall be no reduction in the amount of the Purchase Price.

(d) The Buyers shall reasonably cooperate with the Seller Parent and its Affiliates with respect to any claims the Seller Parent or its Affiliates may make under their insurance policies, and provide any reasonable assistance requested by the Seller Parent or its Affiliates to assist the Seller Parent or its Affiliates in making or pursing any such claims.  Upon Closing, the Buyers shall assume responsibility for pursuing or not pursuing any such claims and the Seller Parent and its Affiliates shall cooperate with the Buyers with respect to pursuing any such claims, and provide any reasonable assistance requested by the Buyers to assist the Buyers in pursing any such claims.  Any insurance proceeds recovered by the Seller Parent or its Affiliates under the insurance policies shall be paid to the Buyers to the extent that such insurance proceeds are attributable to costs of repair or restoration of the Business, or the asset or portion of the Business, damaged by the Casualty Event incurred by the Buyers.  The Seller Parent’s and its Affiliates’ obligation to pay such insurance proceeds to the Buyers is the Seller Parent’s and its Affiliates’ sole obligation with respect to the insurance policies, and to the extent that the Buyers’ actions or inactions reduce the amount of any insurance proceeds recovered by the Seller Parent or its Affiliates under the insurance policies, neither the Seller Parent nor its Affiliates shall be liable for any such shortfall amounts.

(e) The Seller Parent and its Affiliates shall reasonably cooperate with the Buyers with respect to actions taken or to be taken by the Buyers to repair or restore the Business, or the asset or portion of the Business, damaged by the Casualty Event, and provide any reasonable assistance requested by the Buyers in taking or pursing such repair or restoration.

SECTION 6.10 Condemnation.

(a) If the Business, or any asset or portion of the Business, is taken by condemnation prior to the Closing and (i) the condemnation value of such condemned assets plus (ii) the lost profits reasonably expected to accrue after the Closing as a result of such condemnation, less the amount of any tax or other benefit actually available to the Buyers associated with such condemnation, as each such value or amount is estimated by a qualified firm reasonably acceptable to the Buyers and the Seller Parent (collectively, the “Condemnation Value”), is greater than $5,000,000  but not in excess of $100,000,000, the entire amount of the condemnation award will be retained by the Seller Parent or its Affiliates, or if received by the Buyers paid to the Seller Parent, the amount of the Purchase Price shall be reduced by the Condemnation Value, and such condemnation shall not affect the Closing.  If the Condemnation Value is in excess of $100,000,000, the Buyers may, by written notice to the Seller Parent within forty-five (45) days after the date of such condemnation, elect to terminate this Agreement.  If the Buyers fail to provide notice of their election within forty-five (45) days after the date of such condemnation, the Buyers shall be deemed to have elected to take a reduction in the amount of the Purchase Price as set forth above.

(b) If the Condemnation Value is in excess of $100,000,000, and if the Buyers do not elect to terminate this Agreement as provided in Section 6.10(a), then the Seller Parent may, by written notice to the Buyers, terminate this Agreement within fifteen (15) Business Days of receipt by the Seller Parent of the Buyers’ notice or deemed notice regarding its election.

(c) Notwithstanding Section 6.10(a) or (b), if the Condemnation Value is $5,000,000 or less, (i) neither the Buyers nor the Seller Parent shall have the right or option to terminate this Agreement and (ii) there shall be no reduction in the amount of the Purchase Price.

SECTION 6.11 Employee and Benefit Matters

.  (a)  Except as set forth in Section 6.11 of the Seller Disclosure Schedule, the Buyers agree to provide, or cause an Affiliate or third party vendor to provide, written offers of employment to all then current Non-CBA and CBA Employees who are not on leave (excluding any vacation, personal paid time, or short-term disability leave) on the date of such offer at least fifteen (15) days prior to the Employee Transition Date (as defined below) and to hire such employees who wish to accept such offers of employment.  The offers shall provide the Non-CBA and CBA Employees not less than five (5) days to accept or reject such offers in writing and provide that the fifth (5th) day of such five (5) day period shall occur prior to the Closing Date.  The effective date of such employment (the “Employee Transition Date”) shall be 12:01 a.m. of the day immediately following the day of Closing.  As of the Closing Date, the Seller Parent and the Sellers shall terminate the employment of each such employee and shall cooperate with, and use its commercially reasonable efforts to assist, the Buyers’ hiring of such employees.  Non-CBA Employees who accept the Buyers’ offer of employment shall be referred to herein as “Transferred Non-CBA Employees”.

(b) Section 4.13(b) of the Seller Disclosure Schedule sets forth the collective bargaining agreements to which any Project Company is a party or is subject (each, a “CBA” and collectively, the “CBAs”). From and after the Closing, the Buyers shall cause the Project Company to which the CBA relates or its direct parent to assume and fulfill all of the obligations under the CBA, as applicable, including, without limitation, by offering employment (in accordance with the offer process described in Section 6.11(a)) (subject to Section 6.11(e)) to all CBA Employees of such Project Company set forth on Section 4.13(a)(i) of the Seller Disclosure Schedule. CBA Employees who accept the Buyers’ offer of employment shall be referred to herein as “Transferred CBA Employees” and, together with the Transferred Non-CBA Employees, the “Transferred Employees”.  The Buyers and their Affiliates shall not assume sponsorship of or any obligation under any Benefit Plans maintained by the Seller Parent, the Sellers or their Affiliates.

(c) The Buyers and their Affiliates (including, following the Closing, the Project Companies, Dynegy Sandy Creek, Sandy Creek Holdings, Sandy Creek Services and their respective Subsidiaries) assume no liability with respect to, and receives no right or interest in, any Benefit Plan of the Seller Parent, the Sellers or any Project Employee that is not a Transferred Employee.  The Seller Parent and the Sellers shall retain all Liabilities with respect to Project Employees incurred or accrued prior to the Closing.  Immediately prior to the Closing, all Project Employees shall cease participation in all Benefit Plans of the Seller Parent and the Sellers, except with respect to benefits accrued as of, or claims incurred on or prior to, the Closing Date, and except that each Project Employee who is on long-term disability leave immediately prior to the Closing shall continue to be covered by the long-term disability plan sponsored by the Seller Parent, the Sellers or their respective Affiliate as of the Closing Date for such covered disability.

(d) Within fifteen (15) days after the date hereof, the Seller Parent and the Sellers shall provide the Buyers with such pertinent data or information as the Buyers shall reasonably require to determine each Project Employee’s service, compensation or any other information related to benefits necessary to implement the requirements of this Section 6.11 on the Closing Date. To the extent the consent of a Project Employee is required in order for the Seller Parent and the Sellers to deliver any such pertinent data, records or information to the Buyers, the Seller Parent and the Sellers agree to use their commercially reasonable efforts to secure such consent.

(e) The Buyers shall have the right to use a third party vendor to hire Project Employees and to perform the actions on behalf of the Buyers under this Section 6.11.

(f) For a period of one (1) year following the Closing Date, the Buyers shall provide or cause any third party vendors, to provide each Transferred Employee with (i) an annual base salary or hourly wage that is at least equal to such employee’s annual base salary or hourly wage immediately prior to the Closing Date and (ii) without duplication, an annual base salary or hourly wage and benefits that are comparable in the aggregate to those provided by the Sellers and their Affiliates (including, without limitation, medical, retirement, and vacation) on the Closing Date; for purposes of the foregoing clause (ii), benefits shall be based on those provided pursuant to the Dynegy Inc. benefit program, which benefit plans and policies are set forth in Section 6.11(f) of the Seller Disclosure Schedule.  The Buyers shall take all such action as may be reasonably necessary and appropriate to ensure that the aforementioned benefits are provided so as to ensure coverage for all such Transferred Employees as of the Closing Date.

(g) Nothing in this Agreement shall be deemed to restrict the ability of the Buyers, or their Affiliates or third party vendors, to terminate the employment of any Transferred Employee after the Closing Date, provided that, for a period of one (1) year following the Closing Date, the Buyers or, if applicable, their Affiliates or third party vendors, shall be solely responsible for and shall pay severance benefits to such Transferred Employees that are substantially similar to the severance benefits they would have been eligible to receive under the applicable Sellers’ employee benefit plans, including, without limitation, the COBRA premium payment period provisions contained therein.

(h) The Buyers shall be solely responsible for and shall pay all bonuses and incentive payments applicable to the Transferred Employees for the 2009 performance year as follows: for Transferred Employees who remain employed by the Buyers, their Affiliates or third party vendors, as applicable, through the earlier of March 1, 2010, and the date on which the Buyers or third party vendors, otherwise pay their annual bonuses and incentive payments to similarly situated employees (the “2009 Bonus Payment Date”), bonuses and incentive payments shall be paid to applicable Transferred Employees on the 2009 Bonus Payment Date in accordance with the bonus and incentive plans or programs of the Buyers, but in no event in an amount less than 65% of the target amount that would have been earned by such Transferred Employees under the Sellers’ bonus and incentive plans and programs (which are listed on Section 6.11(h) of the Seller Disclosure Schedule and referred to herein as the “Sellers’ Bonus Plans”) for 2009.

(i) From and after the Closing, the Buyers shall cause the service and level as recognized by the Sellers and their Affiliates of each Transferred Employee hired by the Buyers, or their Affiliates or third party vendors, to be fully recognized for purposes of eligibility, vesting, level of benefits and benefit accrual (excluding the accrual of benefits under a defined benefit plan) under each severance, retirement, compensation, workers’ compensation, vacation, fringe, welfare or other benefit plan, program or arrangement of the entity (the “Employer”) that hires the Transferred Employees (collectively, the “Buyers’ Benefit Plans”) in which any Transferred Employee is or becomes eligible to participate.  As of the Closing, with respect to each Buyers’ Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Transferred Employee is or becomes eligible to participate, the Buyers shall cause each such Buyers’ Benefit Plan to (i) waive all limitations as to pre-existing conditions and waiting periods with respect to participation and coverage requirements applicable under such Buyers’ Benefit Plan to the same extent that such pre-existing conditions and waiting periods would not have applied or would have been waived under the corresponding Sellers’ Benefit Plan in which such Transferred Employee was a participant immediately prior to his commencement of participation in such Buyers’ Benefit Plan and (ii) cause each such Buyers’ Benefit Plan to provide each Transferred Employee with full credit for any out-of-pocket and deductible amounts paid by such Transferred Employee in the calendar year that, and prior to the date that, such Transferred Employee commences participation in such Buyers’ Benefit Plan in satisfying any applicable out-of-pocket or deductible requirements under such Buyers’ Benefit Plan for the applicable calendar year.  For purposes of crediting out-of-pocket and deductible amounts in accordance with clause (ii) of the preceding sentence, the Buyers’ Benefit Plan will accept copies of explanation of benefit forms from the Sellers’ Benefit Plan supplied by any Transferred Employee on behalf of himself or any covered dependent.

(j) The Buyers shall cause each Transferred Employee who participated in a flexible spending account plan with the Sellers or their Affiliates to have a flexible spending account(s) with an amount payable as of the Closing equal to the amount payable immediately prior to the Closing under flexible spending account plans maintained by the Sellers, or their Affiliates or third party vendors, covering Transferred Employees immediately prior to the Closing.  After the Closing, the Buyers shall cause Employer to continue to take appropriate deductions for the remaining calendar year in order for the Transferred Employees to satisfy their initial enrollment amount(s) under Buyers’ Benefit Plans for such calendar year.  The Buyers shall cause all claims submitted after the Closing for flexible spending account benefits by the Transferred Employees to be paid by the Employer’s flexible spending account plan.  As soon as reasonably practicable after the Closing, the Sellers shall transfer to the Buyers the net aggregate amount of flexible spending account deferrals made by Transferred Employees that are held by the Sellers or their third party vendors immediately prior to the Closing, such net aggregate amount to be comprised of both positive and negative account balances that exist immediately prior to the Closing.  The Sellers agree to provide the Buyers, their Affiliates or their third party vendors with such information and data as may be reasonably necessary to comply with the provisions of this paragraph.

(k) As soon as reasonably practicable after the Closing, with respect to each Transferred Employee who is a participant in a defined contribution plan maintained by the Sellers or their Affiliates (“Sellers’ DC Plan”), the Sellers shall provide each such employee with the right to take a distribution of such employee’s vested interest under the applicable Sellers’ DC Plan and an opportunity to elect to roll over such employee’s vested interest in the applicable Sellers’ DC Plan including any participant loans (provided such loans are adequately secured pursuant to applicable law and the plan’s terms) to a defined contribution plan maintained by the Buyers or their third party vendors (“Buyers’ DC Plan”) in accordance with Section 402 of the Code.  The Sellers shall provide to each Transferred Employee that has an outstanding plan loan as of the Closing Date written notification of such Transferred Employee’s potential ability to roll the loan into the Buyers’ DC Plan.  The Sellers shall provide such information to the Buyers, their Affiliates or their third party vendors as is necessary and cooperate with the Buyers, their Affiliates or their third party vendors to ensure that plan loans held by Transferred Employees do not go into default prior to their being rolled over into the Buyers’ DC Plan (other than any default caused by a Transferred Employee’s refusal to continue making loan payments).  The Buyers shall take all such action as may be reasonably necessary or appropriate (including causing an amendment to the Buyers’ DC Plan if necessary) to permit the Transferred Employees to roll over their vested interests in Sellers’ DC Plan including any participant loans (provided such loans are adequately secured pursuant to the applicable law and the Sellers’ DC Plan’s terms) to the Buyers’ DC Plan within ninety (90) days following the Closing.  The Buyers will, and will cause its third party vendors to, cooperate with the Sellers regarding rollovers of the Transferred Employees’ interests from the applicable Sellers’ DC Plan to the Buyers’ DC Plan.

(l) Notwithstanding anything herein to the contrary, the Seller Parent and the Sellers and the Buyers acknowledge and agree that all provisions contained in this Section 6.11 are included for the sole benefit of the Seller Parent, the Sellers and the Buyers and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Benefit Plan or any employee benefit plan, program, agreement or arrangement of the Buyers, (ii) except as limited pursuant to Section 6.11(b), shall limit the right of the Seller Parent, the Sellers, the Buyers or their respective Affiliates to amend, terminate or otherwise modify any such plan following the Closing Date or (iii) shall create any third party beneficiary or other right (x) in any other Person, including, without limitation, any current or former Project Employee (or any other individual associated therewith or any union or collective bargaining representative thereof) or any participant in any Benefit Plan or any employee benefit plan, program, agreement or arrangement of the Buyers (or any dependant or beneficiary thereof) or (y) to continued employment with the Seller Parent, the Sellers, the Buyers, the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or any of their respective Subsidiaries or Affiliates.

SECTION 6.12 Use of Certain Names.

    (a)  Within thirty (30) days following the Closing, the Buyers shall cause the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and Sandy Creek Holdings to cease using the words “ Dynegy ” and any word or expression similar thereto or constituting an abbreviation or extension thereof (the “Seller Marks”), including eliminating the Seller Marks from the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and the Business and disposing of any unused stationery and literature of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings, and the Business bearing the Seller Marks, and thereafter, the Buyers shall not, and shall cause the Business, the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Affiliates not to, use the Seller Marks or any logos, trademarks, trade names, patents or other Intellectual Property rights belonging to the Sellers or any Affiliate thereof, and the Buyers acknowledge that they, their Affiliates and the Business and the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and Sandy Creek Holdings have no rights whatsoever to use such Intellectual Property without the written consent of the applicable Seller.  Without limiting the foregoing:

(b) Within three (3) Business Days after the Closing Date, the Buyers shall, if necessary, cause the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and Sandy Creek Holdings to change their names to a name that does not contain any of the Seller Marks.

(c) Within forty-five (45) days after the Closing Date, the Buyers shall provide evidence to the Sellers, in a format that is acceptable to the Sellers, that the Buyers have made all governmental filings required pursuant to clause (a) above and have provided notice to all applicable Governmental Authorities and all counterparties to the Material Contracts regarding the sale of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and the Business to the Buyers and the new addresses for notice purposes.

SECTION 6.13 Financial Statements.  No later than thirty (30) Business Days after the last day thereof, the Sellers shall provide to the Buyers (i) true and correct copies of the Trial Balances for each of the Project Companies and Dynegy Sandy Creek, and (ii) unaudited balance sheets and statements of income for each of Sandy Creek Services, Sandy Creek Holdings and Sandy Creek Energy Associates for each month subsequent to June 30, 2009 and prior to the Closing Date, and with respect to Sandy Creek Services, Sandy Creek Holdings and Sandy Creek Energy Associates only, cash flows, for each fiscal quarter subsequent to June 30, 2009 and prior to the Closing Date.

SECTION 6.14 Assigned Contracts.  The Buyers agree to assume (or cause one of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings or their respective Affiliates or Subsidiaries to assume), at the Closing from each of the Affiliates of the Seller Parent and the Sellers who are party to an Assigned Contract, and the Seller Parent and the Sellers agree to cause such Affiliates to assign to the Buyers (or such Project Company, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings, or such Subsidiary or Affiliate thereof), all of the rights and obligations of such Affiliate of the Seller Parent and the Sellers, as applicable, relating to periods from and after the Closing under the Assigned Contracts, provided, however that if such assignment and assumption shall not have been obtained after the use of commercially reasonable efforts for those certain Assigned Contracts denoted with two asterisks in Section 1.1(11) of the Seller Disclosure Schedule, the parties agree to use commercially reasonable efforts to mutually agree on a course of action so as to preserve the economic benefits of such Assigned Contract for each party.

SECTION 6.15 Transfer of Tilton Project.  Dynegy Midwest Generation, Inc., a wholly-owned Subsidiary of the Seller Parent, will transfer the Tilton Project to Tilton Energy, LLC prior to the Closing and at the time of such transfer, Tilton Energy LLC shall (i) be authorized by FERC to make wholesale sales of electric energy, capacity and ancillary services at market-based rates pursuant to Section 205 of the FPA; (ii) have the blanket authorizations and waivers that are typically granted by FERC to sellers with market-based rate authorization, including blanket authorization pursuant to Section 204 of the FPA to issue securities and assume liabilities; and (iii) be an Exempt Wholesale Generator pursuant to PUHCA 2005 and FERC’s regulations.  The Seller Parent and the Sellers shall provide the Buyers with such cooperation as may reasonably be requested in order to assist the Buyers, their attorneys and consultants in preparation for filing of an application for a reactive power tariff with respect to Tilton.

SECTION 6.16 Intercompany Arrangements.  On or prior to the Closing, all Intercompany Indebtedness of any kind and all other Affiliate Contracts (including but not limited to the Affiliate Contracts set forth on Section 4.20 of the Seller Disclosure Schedule) of any kind will be terminated and deemed satisfied without any payment by or cost to the Buyers or any Affiliate thereof (including any of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings, or a Subsidiary thereof), following the Closing.

SECTION 6.17 Restricted Cash.  Until the Closing, the Seller Parent and the Sellers shall cause to be continuously maintained an amount in cash at least equal to $275,066,800 in the Sandy Creek Restricted Account.  The Seller Parent and the Sellers shall take all required actions to (i) cause the removal of all restrictions on the amounts in the Sandy Creek Restricted Account at and as of immediately prior to the Closing and (ii) provide that at and as of immediately prior to the Closing $100,000,000 in cash shall be released from the Sandy Creek Restricted Account and held by Dynegy Sandy Creek (or such other entity as designated by the Buyers), after giving effect to the release contemplated by Section 2.2(b).  At or prior to the Closing, the Buyers shall obtain replacement Equity Credit Support from an Acceptable Credit Provider (as such terms are defined in the Sandy Creek Credit Agreement) for all Equity Credit Support provided by Dynegy Sandy Creek through the Sandy Creek Letters of Credit as of the date hereof.

SECTION 6.18 Capital Spares, Emissions Allowances and Inventory Items

(a) Except as used or consumed through the ordinary course operation of the Business in accordance with the requirements of Section 6.1 hereof or as required under the Required Maintenance, the Seller Parent and the Sellers shall cause all of (i) the Capital Spares, (ii) the Emissions Allowances, and (iii) the Inventory Items to be owned by the relevant Project Company or a specific Project Company as directed by the Buyers at and as of immediately prior to the Closing.  The Sellers shall remit or cause to be remitted to the Buyers, on the Closing Date, an amount in cash equal to $5,000,000, to be used by the Buyers to purchase Capital Spares and Inventory Items.

(b) At least ten (10) days prior to the Closing Date, the Buyers shall specify in writing an itemized listing of Capital Spares and Inventory Items to be delivered, in each case, to (i) Arlington Valley, (ii) Griffith and (iii) one other location as specified by the Buyers, and the Seller Parent and the Sellers shall cause such Capital Spares and Inventory Items to be delivered to such locations within thirty (30) days following the Closing Date at the Seller Parent’s and Sellers’ sole cost and expense.

        SECTION 6.19 Insurance.  The Seller Parent and the Sellers shall maintain or cause to be maintained in full force and effect the material insurance policies covering the Project Companies, the Operating Projects, Dynegy Sandy Creek, Sandy Creek Services and their respective Subsidiaries and the Business until the Closing or shall replace them with reasonably comparable policies. All such insurance coverage shall be terminated as of the Closing.  The Buyers shall be solely responsible for providing insurance to the Project Companies, the Operating Projects, Dynegy Sandy Creek, Sandy Creek Services and their respective Subsidiaries and the Business for any event or occurrence that occurs after the Closing. Without limiting the rights of the Buyers set forth elsewhere in this Agreement, for a period of ninety (90) days after the Closing Date, if any claims may reasonably be made, or any losses or damages occur prior to the Closing Date, that relate to the Project Companies, the Operating Projects, Dynegy Sandy Creek, Sandy Creek Services or their respective Subsidiaries or the Business, and such claims, or the claims associated with such damages or losses, may be made against third-party insurance policies retained by the Seller Parent, the Sellers or their Subsidiaries or Affiliates (and specifically not any self-insurance), then the Seller Parent (on behalf of itself and its Subsidiaries or Affiliates) shall, at the Buyers’ Representative's request and sole cost and expense (which costs and expenses shall be reimbursed to the Seller Parent, as incurred), use its commercially reasonable efforts in an effort to permit, after the Closing Date, the Buyers in cooperation with the Seller Parent and the Sellers to file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies (but only to the extent the terms and conditions of such policies reasonably would provide coverage for such claims, or the claims associated with such damages or losses), and, subject to all of the foregoing, the Seller Parent (on behalf of itself and its Subsidiaries or Affiliates) agrees (at the Buyers’ sole cost and expense) to otherwise reasonably cooperate with the Buyers’ Representative or its Affiliates to make the benefits of any such third-party insurance policies available to the Buyers and their Affiliates.

SECTION 6.20 Sandy Creek Credit Support Payment.  At the Closing, the Seller Parent shall cause to be paid to an entity designated by the Buyers an amount in cash equal to the Sandy Creek Credit Support Payment.

SECTION 6.21 Transition Services. The Seller Parent and the Sellers shall provide the transitional services as described in Section 6.21 of the Seller Disclosure Schedule for a period of three (3) months following the Closing Date (except as otherwise specified), the reasonable out of pocket costs and expenses of which shall be reimbursed by the Buyers.

ARTICLE VII

CLOSING CONDITIONS

SECTION 7.1 Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby.  The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b) the FERC Approval shall have been obtained;

(c) no Order by any federal or state court which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each party agreeing to use its commercially reasonable efforts to have any such Order lifted) and no Law shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the transactions contemplated hereby;

(d) any federal, state and local government consents and approvals set forth in Section 7.1(d) of the Seller Disclosure Schedule shall have become Final Orders (a “Final Order” for purposes of this Agreement means a final Order after all opportunities for rehearing are exhausted);

(e) all of the conditions precedent in the Note Purchase Agreement shall have been satisfied or waived by the parties thereto and the transactions contemplated thereby shall have been consummated, and

(f) the Credit Agreement Amendment shall have been obtained and shall be in full force and effect.

SECTION 7.2 Conditions to Obligations of the Buyers.  The obligation of the Buyers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) the Seller Parent, the Sellers, the Project Companies, Dynegy Sandy Creek and Sandy Creek Services shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed and complied with by them on or prior to the Closing;

(b) the representations and warranties of the Seller Parent and the Sellers set forth in this Agreement (other than those set forth in Section 4.1, Section 4.2 and Sections 4.4(a) and (b)) shall be true and correct as of the Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a Material Adverse Effect, and (ii) the representations and warranties of the Seller Parent and the Sellers set forth in Section 4.1, Section 4.2 and Sections 4.4(a) and (b) shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date;

(c) the Buyers shall have received copies of the relevant corporate resolutions by the governing boards of the Seller Parent and the Sellers authorizing the execution of this Agreement and the consummation of the transactions contemplated hereunder;

(d) the Buyers shall have received a certificate from authorized officers of the Seller Parent and the Sellers, dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) hereof have been satisfied;

(e)  certain of the Assigned Contracts as indicated on Section 1.1(11) of the Seller Disclosure Schedule shall have been assigned to the corresponding Project Company, or to such other Person designated by the Buyers;

(f) except as set forth in Section 7.2(f) of the Seller Disclosure Schedule, the Seller Parent and the Sellers shall have caused any and all Indebtedness of the Project Companies, the Operating Projects, Dynegy Sandy Creek, Sandy Creek Services and their respective Subsidiaries (other than any Indebtedness at Sandy Creek Holdings or Sandy Creek Energy Associates) and all Material Contracts of the type specified in Section 1.1(116)(e)(x) to be paid in full and any and all Encumbrances (other than Permitted Encumbrances of the types specified in clauses (i) or (v) of the definition of Permitted Encumbrances) securing any such Indebtedness or Material Contract described above to be released such that the Buyers shall take title to the LLC Interests free of any such Indebtedness or Material Contract described above or any such Encumbrances and shall have caused all Intercompany Indebtedness of any kind and all other Affiliate Contracts of any kind to be terminated in accordance with Section 6.16;

(g) there shall be $100,000,000 in cash released from the Sandy Creek Restricted Account and held by Dynegy Sandy Creek (or such other entity as designated by the Buyers), after giving effect to the release contemplated by Section 2.2(b);

(h) since the date of this Agreement, no event or series of events shall have occurred that, individually or in the aggregate, would reasonably be expected to result in the occurrence of a Material Adverse Effect; and

(i) each of the third party consents and approvals set forth on Section 7.2(i) of the Seller Disclosure Schedule shall have been obtained.

SECTION 7.3 Conditions to Obligations of the Seller Parent and the Sellers.  The obligation of the Seller Parent and the Sellers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) the Buyers shall have performed in all material respects their covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date;

(b) (i) the representations and warranties of the Buyers set forth in this Agreement not qualified by any material adverse effect, materiality, or similar qualifications shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties which speak as of an earlier date or period which shall be true and correct in all material respects as of such date or period, and (ii) the representations and warranties of the Buyers set forth in this Agreement qualified by any material adverse effect, materiality, or similar qualifications shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties which speak as of an earlier date or period which shall be true and correct in all respects as of such date or period;

(c) the Seller Parent and the Sellers shall have received a certificate from authorized officers of the Buyers, dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) hereof have been satisfied;

(d) the Seller Parent shall have received the written letters of resignations by all of the Class B Directors from the Board of Directors of the Seller Parent, effective as of the Closing Date; and

(e) except to the extent set forth in Section 6.5 of the Seller Disclosure Schedule, the Sellers and their respective Affiliates shall have been fully and unconditionally released from their obligations under any Credit Facilities, and the Buyers shall have provided evidence, satisfactory to the Sellers, of such release and assumption of the obligations thereunder.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1 Indemnification By the Seller Parent and the Sellers.  Subject to the limitations and conditions set forth in this Article VIII, from and after the Closing, the Seller Parent and the Sellers shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted by Law, the Buyers and their respective Subsidiaries, Affiliates and Representatives and each of their respective successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages, obligations, payments, costs, fees (including reasonable fees of attorneys and other experts), Taxes, and expenses (collectively, “Indemnifiable Losses”), which they or any of them may suffer or incur arising out of or relating to:

(a) any breach or inaccuracy of any representation or warranty made by the Seller Parent or the Sellers in this Agreement;

(b) any breach or violation, or default in performance, by the Seller Parent or the Sellers of any covenant or agreement of the Seller Parent or the Sellers contained in this Agreement;

(c) any Specified Liabilities; or

(d) any Excluded Liabilities.

SECTION 8.2 Indemnification By the Buyers.

(a) Subject to the limitations and conditions set forth in this Article VIII, from and after the Closing, the Buyers shall, severally, but not jointly, indemnify and hold harmless, to the fullest extent permitted by Law, the Seller Parent and the Sellers and their respective Subsidiaries, Affiliates and Representatives and each of their respective successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against any and all Indemnifiable Losses which they or any of them may suffer or incur arising out of or relating to:

(i) any breach or inaccuracy of any representation or warranty made by the Buyers in this Agreement;

(ii) any breach or violation, or default in performance, by the Buyers of any covenant or agreement of the Buyers contained in this Agreement; or

(iii) any obligation, debt or other liability of the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries, or the Business, whether direct or indirect, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether or not required by GAAP to be reflected in financial statements or disclosed in notes thereto, arising after the Closing, regardless of when asserted, other than Indemnifiable Losses which are the subject of Section 8.1(a) and Section 6.6 above and claims for indemnification or other obligations pursuant to Section 6.6 above.

(b) Effective as of the Closing, the Buyers shall cause the Project Companies, Dynegy Sandy Creek, Sandy Creek Services and Sandy Creek Holdings to agree that the Project Companies, Dynegy Sandy Creek, Sandy Creek Services, Sandy Creek Holdings and their respective Subsidiaries shall be severally and not jointly liable for all obligations of the Buyers arising under this Section 8.2.

SECTION 8.3 Indemnification Procedures.  In the case of any claim for indemnification brought against either the Buyer Indemnitees or the Seller Indemnitees pursuant to this Article VIII:

(a) Any Person seeking indemnification under this Article VIII (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) a written notice of any matter which such Indemnified Party has determined has given or would give rise to a right of indemnification under this Agreement as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event that may give rise to Indemnifiable Losses for which indemnification may be sought under this Article VIII.  Such written notice shall state the nature and basis of any claim and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such claim and the basis for indemnification sought.

(b) The liability of an Indemnifying Party under this Article VIII with respect to Indemnifiable Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VIII (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:  if an Indemnified Party shall receive a notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party a written notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure.  The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice; provided it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party; provided that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (except to the extent that local counsel is necessary or advisable for the conduct of such proceeding, in which case the Indemnifying Party shall also pay the reasonable fees and expenses of any such local counsel).  No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld or delayed); provided, that, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party must agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Indemnifiable Losses in connection with such Third Party Claim, unconditionally releases the Indemnified Party completely from all liability in connection with such Third Party Claim, and does not include any admission of liability, restriction or restraint upon or other sanction against the Indemnified Party.  If the Indemnifying Party shall not assume the defense of any Third Party Claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party shall pay the reasonable fees and expenses of counsel for the Indemnified Party incurred therewith.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with, and do all things reasonably practicable to assist, the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably requested by the Indemnifying Party.

(c) Notwithstanding anything to the contrary, the Seller Parent and the Sellers shall have the right to defend and control after consultation with the Buyers any environmental investigation, cleanup or other remedial or corrective action (including any related submission of reports or other documentation to any Governmental Authority) relating to any claim for indemnification that the Seller Parent and the Sellers have assumed under this Article VIII, whether or not the subject of any Third Party Claim.

SECTION 8.4 Limitations on Indemnification.  (a)  All of the representations and warranties of the parties contained in Article IV and Article V, all covenants or agreements contained in this Agreement and all claims and causes of action for indemnification under this Article VIII with respect thereto, unless otherwise stated, shall survive the termination of this Agreement pursuant to Section 9.1 hereof or otherwise for twelve (12) months after the Closing Date (such period, the “General Survival Period”), and any claims for indemnification pursuant to Section 8.1(c) or Section 8.1(d) shall survive indefinitely.  Notwithstanding the preceding sentence, the representations and warranties set forth in (i) Section 4.19 (Taxes) and all claims and causes of action for indemnification under Section 6.6 shall survive for a period of the applicable statute of limitation plus thirty (30) days (such period, the “Tax Survival Period”), and (ii) Section 4.1 (Organization; Qualification), Section 4.2 (Authority Relative to this Agreement) and Sections 4.4(a) and (b) (Capitalization; Membership Interests) shall survive indefinitely (the “Specified Rep Survival Period” and together with the General Survival Period and the Tax Survival Period, each a “Survival Period”).  After the expiration of the applicable Survival Period, none of the Seller Parent and the Sellers, the Buyers or any of their respective officers, directors, trustees, members, limited partners, general partners or Affiliates shall be under any liability whatsoever with respect to the applicable representations or warranties contained in this Agreement; provided, however, that no expiration of an applicable Survival Period shall affect any then pending claims for indemnification under Section 6.6 or this Article VIII.

(b) Notwithstanding anything to the contrary in this Agreement and subject to the limitations in this Section 8.4, indemnification under Section 8.1 shall not be available unless and until the amount of Indemnifiable Losses asserted against the Seller Parent and the Sellers under Section 8.1 equals or exceeds $15,000,000 in the aggregate (the “Basket”); provided, however, that the Basket shall not be applicable for (i) Indemnifiable Losses caused by breaches of Section 4.1 (Organization; Qualification), Section 4.2 (Authority Relative to this Agreement), Sections 4.4(a) and (b) (Capitalization; Membership Interests) or Section 4.19 (Taxes) or (ii) claims for indemnification pursuant to Section 6.6, Section 8.1(b), Section 8.1(c) or Section 8.1(d).  Once the Basket has been exceeded, the Buyer Indemnitees shall be entitled to the benefit of the indemnity under Section 8.1 for all Indemnifiable Losses so suffered or incurred to the extent the aggregate of all such claims is in excess of the Basket, subject, however, to the Indemnification Cap.

(c) With respect to all claims made under this Agreement, once the Basket has been exceeded, the maximum aggregate amount of Indemnifiable Losses that may be recovered shall not exceed $100,000,000 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not be applicable for (i) Indemnifiable Losses caused by breaches of Section 4.1 (Organization; Qualification), Section 4.2  (Authority Relative to this Agreement), Sections 4.4(a) and (b) (Capitalization; Membership Interests) or Section 4.19 (Taxes) or (ii) claims for indemnification pursuant to Section 6.6, Section 8.1(b), Section 8.1(c) or Section 8.1(d); provided, further, that the maximum aggregate amount of Indemnifiable Losses that may be incurred under the previous proviso shall not exceed $1,300,000,000.

(d) Notwithstanding any other provision of this Agreement to the contrary, the parties agree that the recovery by any Indemnified Party of any damages suffered or incurred by such Indemnified Party as a result of any breach by another party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by an Indemnified Party as a result of the breach by the breaching party of its obligations hereunder and in no event shall the breaching party be liable to an Indemnified Party for any indirect, consequential, special, exemplary or punitive damages (including any damages on account of lost profits or opportunities) suffered or incurred by an Indemnified Party as a result of the breach by the breaching party of any of its obligations hereunder, other than pursuant to the terms and conditions of Section 6.9 and Section 6.10; provided, however, that nothing herein shall prevent any Indemnified Party from being indemnified pursuant to this Article VIII for all fees, costs and damages arising from final, nonappealable judgments or awards against it in Third Party Claims for which indemnification is provided pursuant to this Article VIII, including indirect, consequential, special, exemplary, punitive or other damages comprising any such final award or judgment.

(e) The amount of any Indemnifiable Losses claimed by any Indemnified Party hereunder shall be net of any realized insurance proceeds with respect thereto (it being agreed that, promptly after the realization of any such reductions of Indemnifiable Losses pursuant hereto, such Indemnified Party shall reimburse the other party for such reduction in Indemnifiable Losses for which such Indemnified Party was indemnified prior to the realization of such reductions of Indemnifiable Losses).

(f) If an Indemnified Party recovers Indemnifiable Losses from an Indemnifying Party under this Article VIII, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party's rights against any third party, with respect to such recovered Indemnifiable Losses subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party's policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy.

(g) Upon and after the Closing, none of the Seller Parent or the Sellers or their Affiliates shall be permitted to seek to reduce or avoid a valid claim for indemnification by the Buyer Indemnitees by claiming contribution or taking other action against or with respect to any of the Project Companies, Sandy Creek Services, Dynegy Sandy Creek, Sandy Creek Holdings or Sandy Creek Energy Associates.

(h) The amount of any Indemnifiable Losses claimed by any Buyer Indemnitees hereunder shall be reduced to the extent that the Buyers shall have received the benefit of an adjustment pursuant to Section 2.4 due to the fact that the item that is the subject of the indemnification claim was specifically taken into account in the final Post-Closing Adjustment Statement.

(i) Notwithstanding any other provision of this Agreement to the contrary, the Buyer Indemnitees shall have no right to indemnification under this Agreement (1) to the extent that any Indemnifiable Losses were incurred under, or to comply with, Laws applicable only after the Closing Date and (2) to the extent that any post-Closing activities for which any Buyer Indemnitee would have any Liability under any Environmental Law or Environmental Permit have deliberately exacerbated the conditions giving rise to the Indemnifiable Losses as of the Closing but, in each case, only to such extent.

SECTION 8.5 Mitigation; Cooperation.  The parties shall cooperate with, and do all things reasonably practicable to assist, each other to mitigate or resolve any claims or Indemnifiable Losses.  The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters.

SECTION 8.6 Exclusivity of Indemnification Remedy.  From and after the Closing, any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement must be brought by such party in accordance with the provisions and applicable limitations of Section 6.6 and this Article VIII, which shall constitute the sole and exclusive remedy of all parties and their Affiliates, successors and assignees for any such claim or cause of action.

SECTION 8.7 Characterization of Indemnification Payment.  The parties agree to treat for Tax purposes any indemnification payment made under this Agreement as an adjustment to the applicable Purchase Price.

ARTICLE IX

TERMINATION

SECTION 9.1 Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time before the Closing Date:

(a) by mutual written consent of the Buyers and the Seller Parent;

(b) by either the Buyers or the Seller Parent, if the Closing Date has not occurred by November 30, 2009, or such other date, if any, as the Buyers and the Seller Parent shall agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; provided further, that (x) the Seller Parent may extend such date to January 31, 2010 if at the initial Termination Date the only conditions in Section 7.1 and Section 7.2 not satisfied or expressly waived by the Buyers (other than any condition that by its nature is to be fulfilled at Closing) are the conditions set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(d) and (y) the Buyers may extend such date to January 31, 2010 if at the initial Termination Date the only conditions in Section 7.1 and Section 7.3 not satisfied or expressly waived by the Seller Parent (other than any condition that by its nature is to be fulfilled at Closing) are the conditions set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(d); and provided, further, that if an event contemplated by Section 6.9 or Section 6.10 occurs after the date hereof, the Termination Date shall be extended by a number of days equal to the difference in days between the date of such event and the date on which the Restoration Cost or the Condemnation Value, as the case may be, is finally determined by a mutually acceptable qualified firm pursuant to the terms of Section 6.9 or Section 6.10, as the case may be;

(c) by either the Seller Parent or the Buyers if (i) any Governmental Authority, the consent of which is a condition to the obligations of the Seller Parent and the Sellers and the Buyers to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (ii) any court of competent jurisdiction in the United States or any state shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Order shall have become final and nonappealable;

(d) by the Seller Parent, if any of the Buyers breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3, and (ii) is incapable of being cured or has not been cured by the Buyers within thirty (30) calendar days after written notice has been given by the Seller Parent to the Buyers of such breach or failure to perform;

(e) by the Buyers, if any of the Seller Parent or the Sellers breaches or fails to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2, and (ii) is incapable of being cured or has not been cured by the Seller Parent or the Sellers within thirty (30) calendar days after written notice has been given by the Buyers to the Seller Parent of such breach or failure to perform; and

(f) by either the Seller Parent or the Buyers as provided in Section 6.9 and Section 6.10.

SECTION 9.2 Procedure and Effect of Termination.  In the event of termination of this Agreement by the Buyers or the Seller Parent pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto.  If this Agreement is terminated as provided herein:

(a) such termination shall be the sole remedy of the parties hereto with respect to breaches of any agreement, representation or warranty contained in this Agreement (other than for fraud, or for willful or intentional breaches) and none of the parties hereto nor any of their respective trustees, directors, officers, members, limited partners, general partners or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers, members, limited partners, general partners or Affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in this Section 9.2 and in Section 6.2(b) hereof; and

(b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the applicable Governmental Authority or other Person to which they were made.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1 Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of the Seller Parent and the Buyers.

SECTION 10.2 Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 10.3 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

(a) If to the Buyers, to:

LS Power Development, LLC
Two Tower Center, 11th Floor
East Brunswick, NJ  08816
Fax:  (732) 249-7290
Attention:  Corporate Counsel

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY
Fax:  (212) 751-4864
Attention:    Charles Ruck
                      David Kurzweil

(b) if to the Seller Parent or the Sellers, to:

                 Dynegy Inc.
             1000 Louisiana, Suite 5800
 Houston, Texas 77002
 Fax: (713) 356-2185
Attention: General Counsel

with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana St.
44th Floor
Houston Texas 77002
Fax: (713) 236-0822
Attention: Michael Dillard

and:

Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue, N.W.
Washington, DC 20036
Fax: (202) 887-4288
Attention: Rick Gittleman

SECTION 10.4 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of Law, without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder.  Notwithstanding the foregoing, any Buyer may transfer or assign (including by way of a pledge), in whole or from time to time in part, any or all of its rights and obligations under this Agreement (i) to one or more of its Affiliates or (ii) to its lenders or other financing sources as collateral security; provided that no such transfer or assignment will relieve such Buyer of its obligations hereunder.

SECTION 10.5 Governing Law; Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware.  All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Delaware, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action.  Each party irrevocably consents to the service of any and all process in any such Action by the mailing of copies of such process to such party at its address specified in Section 10.3.  The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Section 10.5 shall affect the right of any party to serve legal process in any other manner permitted by Law.  The consents to jurisdiction set forth in this Section 10.5 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.5 and shall not be deemed to confer rights on any Person other than the parties.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.6 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 10.7 Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 10.8 Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer on any Person (including without limitation any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof) other than the parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or because of this Agreement.

SECTION 10.9 Specific Performance.  The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at Law or in equity.

SECTION 10.10 Fees and Expenses.  Each party shall bear solely and entirely all expenses incurred by such party in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of the Transaction Documents, except as otherwise provided.  All expenses and fees related to preparing and filing any regulatory filing in connection with this Agreement shall be paid by the Seller Parent, provided that expenses and fees in excess of $1,000,000 in the aggregate shall be shared equally by the Seller Parent and the Sellers, on the one hand, and the Buyers, on the other hand.  Each of the Seller Parent and the Sellers, on the one hand, and the Buyers, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders' fees incurred because of any action taken by or on behalf of such party or otherwise arising out of the transaction related to this Agreement by any Person claiming to have been engaged by such party.

SECTION 10.11 Severability.  The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

SECTION 10.12 Entire Agreement.  This Agreement, including the Confidentiality Agreement, and the other documents, exhibits, disclosure schedules, certificates and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

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Exhibit 2.1

IN WITNESS WHEREOF, the Seller Parent, the Sellers and the Buyers have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

LS POWER PARTNERS, L.P.

By:	LS Power Development, LLC, its general partner

___/s/ Frank Hardenbergh__________________

Name: Frank Hardenbergh

Title:   Vice Chairman

LS POWER ASSOCIATES, L.P.

By:	LS Power Development, LLC, its general partner

____/s/ Frank Hardenbergh____________________

Name: Frank Hardenbergh

Title:   Vice Chairman

LS POWER EQUITY PARTNERS, L.P.

By: LS Power Partners, L.P., its general partner

By:	LS Power Development, LLC, its general partner

____/s/ Frank Hardenbergh_____________________

Name: Frank Hardenbergh

Title:   Vice Chairman

LS POWER EQUITY PARTNERS PIE I, L.P.

By: LS Power Partners, L.P., its general partner

By:	LS Power Development, LLC, its general partner

____/s/ Frank Hardenbergh_____________________

Name: Frank Hardenbergh

Title:   Vice Chairman

LSP GEN INVESTORS, L.P.

By: LS Power Partners, L.P., its general partner

By:	LS Power Development, LLC, its general partner

____/s/ Frank Hardenbergh_____________________

Name: Frank Hardenbergh

Title:   Vice Chairman

VALLEY ROAD, LLC

____/s/ Frank Hardenbergh_____________________

Name: Frank Hardenbergh

Title:   Executive Vice-President

PORT RIVER, LLC

____/s/ Frank Hardenbergh_____________________

Name: Frank Hardenbergh

Title:   Executive Vice-President

DOS RIOS, LLC

____/s/ Frank Hardenbergh_____________________
Name: Frank Hardenbergh

Title:   Executive Vice-President

DYNEGY INC.

__/s/ Lynn A. Lednicky_________________________

Name: Lynn A. Lednicky
Title: Executive Vice President

DYNEGY GEN FINANCE CO. LLC

__/s/ Lynn A. Lednicky_________________________

Name: Lynn A. Lednicky
Title:   President

SOUTHWEST POWER PARTNERS, LLC

__/s/ Lynn A. Lednicky_________________________

Name: Lynn A. Lednicky
Title:   President

RIVERSIDE GENERATION, INC.

__/s/ Lynn A. Lednicky_________________________

Name: Lynn A. Lednicky
Title:   President

DYNEGY RENAISSANCE POWER, INC.

__/s/ Lynn A. Lednicky_________________________

Name: Lynn A. Lednicky
Title:   President

BLUEGRASS GENERATION, INC.

__/s/ Lynn A. Lednicky_________________________

Name: Lynn A. Lednicky
Title:   President

DYNEGY MIDWEST GENERATION, INC.

__/s/ Lynn A. Lednicky_________________________

Name: Lynn A. Lednicky
Title:   President

RRP COMPANY

__/s/ Lynn A. Lednicky_________________________

Name: Lynn A. Lednicky
Title:   President

DYNEGY POWER SERVICES, INC.

__/s/ Lynn A. Lednicky_________________________

Name: Lynn A. Lednicky
Title:   President

DYNEGY FALCON HOLDINGS, INC.

__/s/ Lynn A. Lednicky_________________________

Name: Lynn A. Lednicky
Title:   President

[Signature Page to Purchase and Sale Agreement]

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